--------------------------------------------------------------------------------

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                     FORM 8-K/A
                                  AMENDMENT NO. 1

                                   CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d) OF
                        THE SECURITIES EXCHANGE ACT OF 1934


                                    MAY 30, 1998
                                  (DATE OF REPORT)



                                  MAIL-WELL, INC.
              (Exact name of Registrant as specified in its charter.)



               COLORADO                  1-12551          84-1250533
     (State or other jurisdiction of    Commission       (IRS Employer
     Incorporation or organization)     File number    Identification No.)


                    23 Inverness Way East, Englewood, CO  80112
                (Address of principal executive offices) (Zip Code)



                                    303-790-8023
                (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


--------------------------------------------------------------------------------


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS. . . . . . . . . . . . . . . . . . . . . . .  PAGE
          (a)  Supplemental Financial Statements of Mail-Well, Inc. and Subsidiaries:

               1. Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . .1
               2. Management's Discussion and Analysis of Financial Condition
                    and Results of Operations. . . . . . . . . . . . . . . . . . . . . . . .2
               3. Independent Auditors' Reports. . . . . . . . . . . . . . . . . . . . . . 15
               4. Supplemental Consolidated Balance Sheets as of March 31, 1998
                    (Unaudited) and December 31, 1997 and 1996 . . . . . . . . . . . . . . 18
               5. Supplemental Consolidated Statements of Operations for the Quarters Ended
                    March 31, 1998 and 1997 (Unaudited) and for the
                    Years Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . 19
               6. Supplemental Consolidated Statements of Cash Flows for the Quarters
                    Ended March 31, 1998 and 1997 (Unaudited) and for the
                    Years Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . 20
               7. Supplemental Consolidated Statements of Changes in Stockholders'
                    Equity for the Quarter Ended March 31, 1998 (Unaudited)
                    and for the Years Ended December 31, 1997, 1996 and 1995 . . . . . . . 22
               8. Notes to Supplemental Consolidated Financial Statements  . . . . . . . . 23

          (b)  Pro forma financial information:

               None.

          (c)  Supplemental Financial Statement Schedules and Exhibits:

               1. Supplemental Financial Statement Schedules:

                  Schedule I   Supplemental Condensed Balance Sheets as of December 31, 1997
                               and 1996 and Supplemental Condensed Statements of Operations
                               for the Years Ended December 31, 1997, 1996 and 1995. . . . 47

                  Schedule II  Supplemental Valuation and Qualifying Accounts for the Years
                               Ended December 31, 1997, 1996 and 1995. . . . . . . . . . . 51

               2. Exhibits:

                  Exhibit
                  Number                                 Description of Exhibit
                  ------                                 ----------------------

                  23.1*            Consent of Deloitte & Touche LLP

                  23.2*            Consent of Rubin, Brown, Gornstein & Co. LLP

                  27.1*            Financial Data Schedule



*         Filed herewith.

(a)  SUPPLEMENTAL FINANCIAL STATEMENTS OF MAIL-WELL, INC. AND SUBSIDIARIES


SELECTED SUPPLEMENTAL FINANCIAL DATA

     The summary of supplemental financial data presented below is derived from the supplemental audited financial statements of the Company and its predecessors, the envelope business of Georgia-Pacific("GP Envelope") and Pavey Envelope and Tag Corp. ("Pavey"), and in the opinion of management reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such information. The operations of the acquisitions accounted for under the purchase method have been included in the historical income statement data of the Company from their respective dates of acquisitions. Amounts derived from the supplemental consolidated financial statements for periods subsequent to February 23, 1994 (inception) have been restated as appropriate to reflect mergers accounted for as poolings of interests. The data presented below should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations, the supplemental consolidated financial statements and the related notes thereto included elsewhere herein.



                                                                                                                 PREDECESSOR
                                                                                                                  COMPANIES
                                                                                                            ---------------------
                                                                                               PERIOD        PERIOD
                                                                                                FROM          FROM
                                                                                              FEB. 24,      JAN. 1,
                                      QUARTER ENDED                                             1994          1994       YEAR
                                         MARCH 31,              YEAR ENDED DECEMBER 31,       THROUGH       THROUGH     ENDED
                                    ----------------         -----------------------------    DEC. 31,      FEB. 23,   DEC. 31,
                                    1998        1997         1997        1996         1995      1994          1994       1993
                                    ----        ----         ----        ----         ----      ----          ----       ----
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales                       $  318.7    $  253.4      $1073.9    $  944.5     $  758.9    $  389.3      $  36.6    $  252.0
Income (loss) before
   extraordinary item               9.5         6.9         35.0        21.2         15.4         9.4         (1.3)        3.8
Net income (loss)                   9.5         6.9         28.9        21.2         13.0         9.4         (1.3)        3.8
Earnings per basic share: (b)
Income per share before
   extraordinary item            $  0.22     $  0.17      $  0.86     $  0.53      $  0.58     $  0.42           (a)         (a)
Extraordinary item                     -           -        (0.15)          -        (0.09)          -
                                 -------     -------      -------     -------      -------     -------
Net income per basic share       $  0.22     $  0.17      $  0.71     $  0.53      $  0.49     $  0.42           (a)         (a)
                                 -------     -------      -------     -------      -------     -------
                                 -------     -------      -------     -------      -------     -------
Earnings per diluted share: (b)
Income per share before
   extraordinary item            $  0.20     $  0.17      $  0.82     $  0.52      $  0.56     $  0.42           (a)         (a)
Extraordinary item                     -           -        (0.14)          -        (0.09)          -
                                 -------     -------      -------     -------      -------     -------
Net income per diluted share     $  0.20     $  0.17      $  0.68     $  0.52      $  0.47     $  0.42           (a)         (a)
                                 -------     -------      -------     -------      -------     -------
                                 -------     -------      -------     -------      -------     -------

Total assets                       829.7         N/A        671.4       552.0        582.6       392.5          N/A       136.9
Total long term obligations        365.1         N/A        330.4       237.8        347.4       259.1          N/A         0.0


(a) Earnings per share is not presented for these periods as operations were those of predecessor companies.
(b) Earnings per share data has been retroactively restated to reflect the 3:2 stock split in June 1997 and the 2:1 stock split in June 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following should be read in conjunction with the supplemental consolidated financial statements and related notes of Mail-Well, Inc. and its subsidiaries (the "Company") included elsewhere in this report. In addition to the historical information contained herein, this report contains forward-looking statements. The reader of this information should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, product demand and sales, growth rate, ability to obtain assumed productivity savings, quality controls, availability of acquisition opportunities and their related costs, cost savings due to integration and synergies associated with acquisitions, ability to obtain additional financings and bank debt restructuring, interest rates, foreign currency exchange rates, paper and raw material costs, waste paper prices, ability to pass through paper costs to customers, postage rates, changes in the direct mail industry, competition, ability to develop new products, labor costs, labor relations and advertising costs. This entire report should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.

OVERVIEW, SUPPLEMENTAL FINANCIAL DATA BY SEGMENT

                                QUARTER ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                                ----------------------        -----------------------
(IN THOUSANDS)                       1998       1997         1997        1996         1995
                                     ----       ----         ----        ----         ----
Net sales
  U.S. Envelope                 $ 172,202  $ 139,700   $  594,238   $ 551,225    $ 510,660
  Canadian Envelope                28,197     31,616      115,293      86,928       38,759
  High Impact Color Printing       48,684     40,716      188,029     140,371       47,384
  Commercial Printing              41,069     41,408      176,377     165,970      162,100
  Business Communication
    Printing                       24,557        --           --          --           --
  Label Printing                    4,025        --           --          --           --
                                  -------    -------    ---------     -------      -------
Total net sales                   318,734    253,440    1,073,937     944,494      758,903
                                  -------    -------    ---------     -------      -------
Cost of sales
  U.S. Envelope                   135,619    108,323      463,495     434,258      403,183
  Canadian Envelope                20,146     22,777       79,724      61,020       28,018
  High Impact Color Printing       39,315     33,702      153,124     116,117       39,603
  Commercial Printing              31,043     32,448      135,616     129,074      125,555
  Business Communication
    Printing                       20,077        --           --          --           --
  Label Printing                    3,153        --           --          --           --
  Corporate                           334        596        2,253         196          --
                                  -------    -------    ---------     -------      -------
Total cost of sales               249,687    197,846      834,212     740,665      596,359
                                  -------    -------    ---------     -------      -------
Gross profit                       69,047     55,594      239,725     203,829      162,544
                                  -------    -------    ---------     -------      -------
Operating expenses
  U.S. Envelope                    19,222     16,733       68,414      62,311       56,482
  Canadian Envelope                 3,556      4,570       15,686      12,124        4,944
  High Impact Color Printing        6,821      5,165       24,797      18,183        6,788
  Commercial Printing               9,424      7,385       30,064      27,626       27,334
  Business Communication
    Printing                        2,779        --           --          --           --
  Label Printing                      609        --           --          --           --
  Corporate                         3,090      3,740       14,936      13,453       10,191
                                  -------    -------    ---------     -------      -------
Total operating expenses           45,501     37,593      153,897     133,697      105,739
                                  -------    -------    ---------     -------      -------

                                QUARTER ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                                ----------------------        -----------------------
(IN THOUSANDS)                       1998       1997         1997        1996         1995
                                     ----       ----         ----        ----         ----
Operating income (loss)
  U.S. Envelope                    17,361     14,644       62,329      54,656       50,995
  Canadian Envelope                 4,495      4,269       19,883      13,784        5,797
  High Impact Color Printing        2,548      1,849       10,108       6,071          993
  Commercial Printing                 602      1,575       10,697       9,270        9,211
  Business Communication
    Printing                        1,701        --           --          --            --
  Label Printing                      263        --           --          --            --
  Corporate                        (3,424)    (4,336)     (17,189)    (13,649)     (10,191)
                                  -------    -------    ---------     -------      -------
Total operating income             23,546     18,001       85,828      70,132       56,805
Interest expense                    6,485      5,466       22,328      30,555       30,840
Interest expense - amortization
  of deferred financing costs          98        754        2,913       3,588        2,314
Discount on sale of
  accounts receivable                 807      1,023        4,916         726          --
Other (income) expense               (603)      (486)      (2,088)        478          152
Income tax expense                  7,226      4,392       22,783      13,627        8,118
                                  -------    -------    ---------     -------      -------
Income before extraordinary item    9,533      6,852       34,976      21,158       15,381
Extraordinary item, net of
    tax benefit                       --         --         6,100         --         2,412
                                  -------    -------    ---------     -------      -------
Net income                       $  9,533   $  6,852    $  28,876   $  21,158     $ 12,969
                                  -------    -------    ---------     -------      -------
                                  -------    -------    ---------     -------      -------

OPERATING RESULTS --

Sales for the quarter ended March 31, 1998 rose $65.3 million, or 26%, from the quarter ended March 31, 1997. Net income for the quarter ended March 31, 1998 increased by $2.7 million ($0.03 per diluted share), or 39%, compared with the prior year period. Excluding merger expenses of $2.2 million in the first quarter of 1998, earnings increased by $4.9 million ($0.07 per diluted share) or 72%. During the most recent quarter the Company continued to focus its efforts on the operations of recently acquired businesses. These efforts included establishing the strategic direction in the two new operating segments, Business Communication Printing and Label Printing, entered via acquisitions in 1998. In addition, the Company reviewed acquired operations in existing operating segments to determine changes in cost structures and marketing strategy.

Income before extraordinary item for the year ended December 31, 1997, increased by $13.8 million ($0.30 per diluted share), or 65%, compared with the prior year. For the year ended December 31, 1996, income before extraordinary item increased by $5.8 million (a decrease of $0.04 per diluted share), or 38%, compared with the prior year. Net sales for the year ended December 31, 1997, rose $129.4 million, or 14%, from the prior year, and for the year ended December 31, 1996, increased by $185.6 million, or 24%, over the prior year. During 1997 the Company focused its efforts on integrating the operations of recently acquired businesses including changes made to cost structures, pricing and strategic markets. In addition, the High Impact Color Printing segment continued to address market pressures by repositioning its marketing efforts toward higher margin products and adding sales staff.

MERGERS AND ACQUISITIONS

As more fully described in Note 2 to the Supplemental Consolidated Financial Statements included elsewhere herein, the Company, through a wholly-owned subsidiary, consummated its mergers with a group of commercial printing companies (the "Commercial Printing Group") on May 30, 1998. Each merger was individually accounted for as a pooling of interests and, accordingly, the supplemental consolidated financial statements for all periods subsequent to February 24, 1994 (inception) have been restated to include the operations of the Commercial Printing Group, adjusted to conform with Mail-Well's accounting policies and presentation. In connection with the mergers, transaction costs of approximately $2.2 million incurred by the Commercial Printing Group in the first quarter of 1998 were charged to operations.

The Commercial Printing Group consists of the following operations, which are included in the Company's Commercial Printing operating segment; except IPC Graphics which is included in the Business Communication Printing segment as of January 1, 1998.

                                                                        1997
                                        LOCATION                      NET SALES
                                                                     (MILLIONS)
Color Art, Inc.                         St. Louis, Missouri            $  76.1
Accu-Color, Inc.                        St. Louis, Missouri               14.4
Industrial Printing Company             Toledo, Ohio                      19.5
IPC Graphics, Inc.                      Toledo, Ohio                      10.4
United Lithograph, Inc.                 Somerville, Massachusetts         21.2
French Bray, Inc.                       Glen Burnie, Maryland             23.4
Clarke Printing, Co.                    San Antonio, Texas                11.4
                                                                       -------
          Total                                                        $ 176.4
                                                                       -------
                                                                       -------

As a result of the mergers, the Company expects to realize pretax annual cost savings of approximately $4 million in the form of reduced compensation (primarily that of former officers) and lower fees for professional services. There can be no assurance, however, that these savings will be realized, or that additional expenses will not be incurred in connection with the integration of the merged companies or as ongoing operational expenses which may offset, in whole or in part, these anticipated cost savings.

Summarized below are the Company's acquisitions. See Note 3 to the Supplemental Consolidated Financial Statements included elsewhere in this document for more information.

                                                                                                                 ESTIMATED
                                                                                 MONTH          OPERATING         ANNUAL
                                                    LOCATION                   ACQUIRED          SEGMENT         NET SALES
                                                                                                                (MILLIONS)
1995 ACQUISITIONS
Supremex, Inc. ("Supremex")                         Canada                      July           Envelope           $   93
Graphic Arts Center, Inc. ("GAC")                   Portland, Oregon            August         High Impact           150
                                                                                                                   -----
   Aggregate purchase price was $148.1 million, with $71.2 million goodwill recorded                                 243

1996 ACQUISITIONS
Quality Park Products, Inc. ("Quality")             St. Paul, Minnesota         April          Envelope               80
Pac National Group Products, Inc. ("PNG")           Canada                      November       Envelope               30
Shepard Poorman Communications
  Corporation ("SP")                                Indianapolis, Indiana       December       High Impact            50
                                                                                                                   -----
    Aggregate purchase price was $68.2 million, with $17.7 million goodwill recorded                                 160

1997 ACQUISITIONS
Griffin Envelope, Inc. ("Griffin")                  Seattle, Washington         June           Envelope               12
The Allied Printers ("Allied")                      Seattle, Washington         July           High Impact            17
Murray Envelope Corporation ("Murray)               Hattiesburg, Mississippi    July           Envelope               48
National Color Graphics, Inc. ("Color Graphics")    Atlanta, Georgia            September      High Impact            23
Intertec Mailing Services ("Intertec")              Nashville, Tennessee        October        Envelope                7
Cambridge, Maryland plant of Western Graphics
  Communications ("Cambridge")                      Cambridge, Maryland         December       Envelope               33
                                                                                                                    ----
    Aggregate purchase price was $87.0 million, with $32.7 million goodwill recorded                                 140

FIRST QUARTER 1998 ACQUISITIONS
Poser Business Forms, Inc. ("Poser")                Fairhope, Alabama           January        Business               90
Rono Graphic Communications Co. ("Rono")            Portland, Oregon            March          High Impact            12
Lawson Mardon Label Division ("MW Label")           Toronto, Ontario            March          Label                  81
Denver Forms Company  ("Denver Forms")              Denver, Colorado            March          Business               12
National Graphics Company ("Natl Graphics")         Denver, Colorado            March          Envelope                8
EPX Denver ("EPX")                                  Denver, Colorado            March          Business                4
                                                                                                                    ----
    Aggregate purchase price was $140.9 million, with $68.8 million goodwill recorded                                207

All of the acquisitions have been accounted for as purchases. Accordingly, the historical results of operations of the Company include results of operations of each of the acquisitions from their date of purchase. The table below presents the supplemental consolidated sales and cost of sales of the Company adjusted to show the effects of the acquisitions as if consummated on January 1 of the year prior.

                                  QUARTER ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                                  -----------------------            -----------------------
                                    1998           1997           1997           1996           1995
                                    ----           ----           ----           ----           ----
Net sales, as reported        $  318,734     $  253,440   $  1,073,937     $  944,494     $  758,903
   Supremex                                                                                   48,408
   GAC                                                                                       102,383
   Quality                                                                     23,266         98,567
   Other 1996 acquisitions                                                     96,490         97,895
   1997 acquisitions                             37,037         87,905        129,340
   First quarter 1998
     acquisitions                 21,967         51,258
                                --------       --------      ---------      ---------      ---------
Net sales, pro forma             340,701        341,735      1,161,842      1,193,590      1,106,156
                                --------       --------      ---------      ---------      ---------

Cost of sales, as reported       249,687        197,846        834,212        740,665        596,359
   Supremex                                                                                   34,546
   GAC                                                                                        81,846
   Quality                                                                     19,654         89,724
   Other 1996 acquisitions                                                     77,996         76,972
   1997 acquisitions                             29,875         72,377        107,469
   First quarter 1998
     acquisitions                 17,768         40,923
                                --------       --------      ---------      ---------      ---------
Cost of sales, pro forma         267,455        268,644        906,589        945,784        879,447
                                --------       --------      ---------      ---------      ---------

Gross profit, as reported      $  69,047      $  55,594     $  239,725     $  203,829     $  162,544
      %                         --------       --------      ---------      ---------      ---------
                                --------       --------      ---------      ---------      ---------
                                   21.7%          21.9%          22.3%          21.6%          21.4%

Gross profit, pro forma        $  73,246      $  73,091     $  255,253     $  247,806     $  226,709
      %                         --------       --------      ---------      ---------      ---------
                                --------       --------      ---------      ---------      ---------
                                   21.5%          21.4%          22.0%          20.8%          20.5%

RESULTS OF OPERATIONS

     U.S. ENVELOPE

     The following table presents historical financial data for the U.S. Envelope operations of the Company, including acquisitions (Quality, Griffin, Murray, Intertec, Cambridge, Natl Graphics) from their purchase dates.

                                     QUARTER ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                     -----------------------            -----------------------
                                     1998               1997                 1997                 1996              1995
                                     ----               ----                 ----                 ----              ----
(DOLLARS IN MILLIONS)             $         %       $         %         $         %         $         %         $          %
Net sales                     172.2     100.0     139.7     100.0   $ 594.2     100.0   $ 551.2     100.0   $ 510.7     100.0
Cost of sales                 135.6      78.7     108.4      77.5     463.5      78.0     434.2      78.8     403.2      79.0
Operating expenses             19.2      11.2      16.7      12.0      68.4      11.5      62.3      11.3      56.5      11.1
                             ------     -----     -----     -----     -----     -----     -----     -----     -----     -----

Operating income            $  17.4      10.1    $ 14.6      10.5   $  62.3      10.5   $  54.7       9.9   $  51.0       9.9
                             ------     -----     -----     -----     -----     -----     -----     -----     -----     -----
                             ------     -----     -----     -----     -----     -----     -----     -----     -----     -----

QUARTER ENDED MARCH 31, 1998, COMPARED TO THE QUARTER ENDED MARCH 31, 1997

     NET SALES -- Net sales increased by $32.5 million (23.3%) for the quarter ended March 31, 1998 compared to the quarter ended March 31, 1997, due primarily to acquisitions. Excluding acquisitions, the average selling price per thousand units decreased 3.4% to $18.80 for the quarter ended March 31, 1998, from the same period in the prior year. However, because of its ability to pass through paper cost fluctuations to customers, the Company uses volumes of units sold and material gross margin (that is, net sales less net cost of materials) per thousand units as revenue trend indicators in its envelope operations. Again excluding acquisitions, unit volume increased 6.9% to 7.7 billion units in the first quarter of 1998 from 7.2 billion units in the same quarter in 1997. Material gross margin per thousand units, excluding acquisitions, decreased 4.3% to $10.79 in the first quarter of 1998 from $11.27 in the year-ago period. Overall material gross margin dollars increased 24.8% in the first quarter of 1998 compared to the same period in 1997, with 22.7% of this increase coming from acquisitions.

     COST OF SALES -- Total cost of sales, as a percentage of sales, increased from 77.5% in the first quarter of 1997 to 78.7% in the first quarter of 1998, primarily as a result of the decrease in average selling price. Cost of sales includes materials, net of waste recovery revenue, labor, depreciation and other manufacturing costs. Net material cost, as a percent of sales, decreased from 42.1% for the first quarter of 1997 to 41.3% for the first quarter of 1998. All other manufacturing costs, as a percent of sales, increased to 37.4% in the first quarter of 1998 from 35.5% in the first quarter of 1997. The majority of this shift is due to sales mix changes resulting from acquisitions. Excluding acquisitions, net material cost, as a percent of sales, increased 0.5% to 42.6% in the first quarter of 1998 from the year earlier period due to increased paper costs. Again excluding acquisitions, all other manufacturing costs decreased 0.3% to 29.6% in the first quarter of 1998 from the year earlier period due to efficiency improvements attributable to ongoing consolidation activities and new equipment installations.

     OPERATING EXPENSES -- For the first quarter ended March 31, 1998, operating expenses decreased to 11.2% of sales from 12.0% of sales in the same period in 1997. This decline is due to the continuing consolidation and reorganization of our envelope operations including acquisitions.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     NET SALES -- Net sales increased by $43.0 million (7.8%) for the year ended December 31, 1997 compared to the year ended December 31, 1996. The average selling price per thousand envelopes decreased 3.0% to $19.49 for the year ended December 31, 1997, from $20.10 for the year ended December 31, 1996, due primarily to the pass through of material cost reductions to customers, offset somewhat by the higher price product mix effect from acquisitions. Because material cost changes have historically been passed through to customers, the Company uses volumes of units sold and material gross margin (that is, net sales less cost of materials net of waste recovery revenue) as revenue trend indicators in its envelope operations. Unit volume increased 11.3% to 30.5 billion units for the year ended December 31, 1997 from 27.4 billion units for the year ended December 31, 1996, with acquisitions accounting for 7.5% of this increase. Material gross margin per thousand envelopes sold increased 2.5% to $11.28 for the year ended December 31, 1997 from $11.01 for the year ended December 31, 1996.

     COST OF SALES -- Total cost of sales, as a percent of sales, decreased from 78.8% for the year ended December 31, 1996 to 78.0% for the year ended December 31, 1997. Cost of sales includes material net of waste recovery revenue, labor, depreciation and other manufacturing and distribution costs. Material costs net of waste recovery revenue, as a percentage of sales, were 42.1% and 45.2% for the years ended December 31, 1997 and 1996, respectively. The decline is attributable to material cost reductions passed through to customers as discussed above. Other manufacturing costs, as a percent of sales, increased from 33.6% for the year ended December 31, 1996 to 35.9% for the year ended December 31, 1997, due primarily to the decreased selling price previously discussed. On a per thousand envelopes sold basis, other manufacturing and distribution costs, excluding the product mix effect from acquisitions, increased only 0.1% from $6.76 for the year ended December 31, 1996 to $6.77 for the year ended December 31, 1997. Inflationary cost increases were offset by efficiency improvements and volume increases.

     OPERATING EXPENSES -- Operating expenses include selling and administrative expenses. For the year ended December 31, 1997, operating expenses, as a percent of sales, increased 0.2% to 11.5% from 11.3% compared to the prior year again primarily due to the decrease in selling prices. Excluding the effect of acquisitions during the years, the increase in operating expenses for the year ended December 31, 1997 was 2.5% compared to the prior year primarily due to increased selling expenses attributable to increased emphasis on sales growth.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     NET SALES -- Net sales increased 7.9% ($40.6 million) from net sales recorded for the year ended December 31, 1995. The dollar increase included $61.2 million of net sales from the acquisition of Quality for the nine months ended December 31, 1996, offset by a $20.6 million decrease on the other U.S. Envelope operations. Exclusive of Quality's sales dollars and volumes, the average selling price increased by 1.1% from $19.19 per thousand units in 1995 to $19.40 per thousand units in 1996. The increase was due to a higher value-added product mix and managing selling prices relative to paper costs. Total volume for the U.S. envelope operations (excluding Quality) decreased 4.9% to 25.3 billion units in 1996 from 26.6 billion units in 1995. Volume in 1996 was negatively impacted by lower direct mail and merchant volume, and a shift towards more complex, higher- margin products for which fewer units were sold at higher selling prices.

     COST OF SALES -- Total cost of sales, as a percentage of sales, remained steady at 78.8% for 1996 as compared to 79.0% in 1995. In total dollars, cost of sales includes an additional $52.8 million as a result of the acquisition of Quality for the nine months ended December 31, 1996. The remaining $381.5 million represents 77.9% of net sales (exclusive of Quality) as compared to cost of sales of 78.9% in the prior year.

     Again, because material costs have historically been passed through to customers, the Company uses material gross margin (net sales less cost of materials net of waste recovery revenue) and volume of units sold as its revenue trend indicators in envelope operations. When measured on a unit basis, material gross margin (exclusive of Quality's operations) increased from $10.42 per thousand units in the year ended December 31, 1995 to $11.02 per thousand units for the year ended December 31, 1996. Material gross margin (including Quality's operations) was $11.03 per thousand units in the year ended December 31, 1996. The increase in material gross margin on a unit basis was attributable to the Company's ability to manage selling price relative to declining paper prices. The favorable effect of lower paper costs on gross margin was largely offset by decreased proceeds from the sale of waste paper and increases in other costs as a percentage of sales. Material costs, exclusive of waste revenue, were 44.9% and 49.4% of net sales for the years ended December 31, 1996 and 1995, respectively. Waste recovery revenue declined from $0.71 per thousand units in 1995 to $0.33 per thousand units in 1996 which resulted in a decline in waste recovery revenue to $8.3 million from $18.9 million in 1995.

     OPERATING EXPENSES -- Operating expenses include selling and administrative expenses. For the year ended December 31, 1996, operating expenses, as a percentage of sales, increased to 11.3% from 11.1% in 1995. Of the total $5.8 million increase, $3.9 million relates to additional operating expenses as a result of the acquisition of Quality. The increase from 1995 was due to higher compensation and benefit costs in the administrative area, which were offset, in part, by the reduction or elimination of redundant functions in acquired businesses.


CANADIAN ENVELOPE

     The following table presents historical financial data for the Canadian Envelope segment including acquisitions (Supremex, PNG) from their purchase dates.

                                     QUARTER ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                             ------------------------------------  ----------------------------------------------------------
                                     1998               1997                 1997                 1996              1995
                                     ----               ----                 ----                 ----              ----
(DOLLARS IN MILLIONS)             $         %       $         %         $         %         $         %         $          %

Net sales                      28.2     100.0      31.6     100.0   $ 115.3     100.0    $ 86.9     100.0    $ 38.8     100.0
Cost of sales                  20.1      71.5      22.7      72.0      79.7      69.2      61.0      70.2      28.0      72.3
Operating expenses              3.6      12.6       4.6      14.5      15.7      13.6      12.1      13.9       5.0      12.7
                              -----     -----     -----      ----     -----     -----     -----     -----      ----     -----
Operating income             $  4.5      15.9    $  4.3      13.5   $  19.9      17.2    $ 13.8      15.9    $  5.8      15.0
                              -----     -----     -----      ----     -----     -----     -----     -----      ----     -----
                              -----     -----     -----      ----     -----     -----     -----     -----      ----     -----

QUARTER ENDED MARCH 31, 1998 COMPARED TO THE QUARTER ENDED MARCH 31, 1997

     NET SALES -- Net sales for the first quarter of 1998 were down 10.8% compared to the first quarter of 1997. The average selling price was down 8.3% primarily due to a 5.0% reduction in the average exchange rate in the first quarter of 1998 compared to the same period in 1997. Again, due to the ability to pass through material cost changes to customers, the Company primarily uses unit sales and material gross margin (that is, net sales less net cost of materials) per thousand units as revenue trend indicators in its envelope operations. Unit sales declined 2.0% to 1.5 billion in the first quarter of 1998 from the first quarter of 1997, which is attributable to exiting certain low margin markets served by PNG prior to acquisition. Material gross margin per thousand units decreased 5.7% in the first quarter of 1998 compared to the first quarter of 1997 due primarily to the 5.0% reduction in the average exchange rate.

     COST OF SALES -- Total cost of sales, as a percentage of sales, decreased from 72.0% in the first quarter of 1997 to 71.5% in the first quarter of 1998. Cost of sales includes materials, net of waste recovery revenue, labor, depreciation and other manufacturing costs. Net material costs, as a percent of sales, increased to 45.0% in the first quarter of 1998 compared to 44.1% in the first quarter of 1997 due to increased paper costs. All other manufacturing costs however decreased, as a percent of sales, 1.4% in the first quarter of 1998 compared to the same period in 1997, primarily due to the successful integration of PNG operations with Supremex.

     OPERATING EXPENSES - As a percentage of net sales, operating expenses decreased to 12.6% for the quarter ended March 31, 1998, from 14.5% in the same quarter of 1997. Operating expenses decreased 22.2% in the first quarter of 1998 compared to the prior year period due to the complete assimilation of the PNG operations.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     NET SALES -- Net sales for the year ended December 31, 1997 were up 32.6% over the year ended December 31, 1996, due to the PNG acquisition in November 1996. The Supremex sales without PNG for the year ended December 31, 1997 compared to the year ended December 31, 1996 were down 1.7%, due primarily to an average Canadian dollar exchange rate decrease of 1.5%. Unit sales were 35% higher for the year ended December 31, 1997 versus 1996 also due to the PNG acquisition. Excluding PNG, unit sales were 1.1% higher for the year ended December 31, 1997 versus 1996. The overall average selling price per unit was down 1.5% in the year ended December 31, 1997 from the year ended December 31, 1996, due to the average exchange rate decrease and reductions in average material cost passed through to the customer.

     COST OF SALES -- Total cost of sales, as a percent of sales, decreased from 70.2% for the year ended December 31, 1996 to 69.2% for the year ended December 31, 1997. Cost of sales includes material net of waste recovery revenue, labor, depreciation and other manufacturing and distribution costs. Material costs net of waste recovery revenue, as a percentage of sales, were 43.0% and 43.8% for the years ended December 31, 1997 and 1996, respectively. This decline is attributable to material cost reductions passed through to customers as reductions in selling price. Other manufacturing costs, as a percent of sales, also decreased from 26.4% for the year ended December 31, 1996 to 26.2% for the year ended December 31, 1997. On a per thousand envelopes sold basis manufacturing costs decreased 2.3% from $5.27 for the year ended December 31, 1996 to $5.15 for the year ended December 31, 1997. The manufacturing decrease is attributable to cost reductions relating to the consolidation of PNG operations partially offset by higher wage rates.

     OPERATING EXPENSES -- Operating expenses include selling and administrative expenses. For the year ended December 31, 1997, operating expenses, as a percent of sales, decreased 0.3% to 13.6% from 13.9% in the year ended December 31, 1996. Operating expenses decreased, as a percent of sales, due to the assimilation of PNG operations with consolidation of selling and administrative functions.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     NET SALES -- Net sales for the year ended 1996 increased 124.3% as compared to sales for the year ended 1995. The increase was due to the fact that the 1996 figures include the operations of Supremex for the entire year as compared to the 1995 figures which include results for only five months. PNG net sales for the month ended December 31, 1996, were nominal. The average selling price increased by 1.3% and was due to a higher margin, customized product mix. Total volume increased 121% to 4.2 billion units from 1.9 billion units in 1995. The volume increase was due to the timing of the acquisition of Supremex.

     COST OF SALES -- Cost of sales, as a percentage of sales, decreased to 70.2% for the year ended December 31, 1996 as compared to 72.3% for the five months ended December 31, 1995. The $33.0 million increase reflects the fact that the 1996 figures include the operations of Supremex for the entire year as compared to the 1995 figures which include results for only five months. The decline in cost of sales as a percentage of net sales is largely due to the Company's ability to effectively manage fluctuations in the cost of paper and related fluctuations in sales prices. Again, because material costs have historically been passed through to customers, the Company uses material gross margin (net sales less cost of materials net of waste recovery revenue) and volume of units sold as its revenue trend indicators in envelope operations. When measured on a unit basis, material gross margin per thousand units increased 14.0% from $9.84 per unit in 1995 to $11.22 per unit in 1996. A favorable effect on gross margins also occurred due to lower paper costs, which decreased 10% from the 1995 average.

     OPERATING EXPENSES -- Operating expenses include selling and administrative expenses which increased, primarily, due to additional operating expenses as a result of the acquisition of Supremex in July 1995.

   HIGH IMPACT COLOR PRINTING

   The following table presents financial information with respect to the High Impact Color Printing segment including acquisitions ( GAC, SP, Allied, Color Graphics, Rono) from their purchase dates.


                                  QUARTER ENDED MARCH 31,                         YEAR ENDED DECEMBER 31,
                       --------------------------------------  ---------------------------------------------------------
                               1998                1997               1997                 1996                1995
                               ----                ----               ----                 ----                ----
(DOLLARS IN MILLIONS)    $            %     $             %    $              %    $              %    $             %
Net sales                 48.7     100.0      40.7     100.0   $ 188.0     100.0   $ 140.4     100.0   $  47.4     100.0
Cost of sales             39.4      80.8      33.7      82.8     153.1      81.4     116.1      82.7      39.6      83.6
Operating expenses         6.8      14.0       5.2      12.7      24.8      13.2      18.2      13.0       6.8      14.3
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Operating income        $  2.5       5.2    $  1.8       4.5   $  10.1       5.4   $   6.1       4.3   $   1.0       2.1
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------



QUARTER ENDED MARCH 31, 1998 COMPARED TO THE QUARTER ENDED MARCH 31, 1997

   NET SALES -- Net sales increased by $8.0 million (19.6%) for the first quarter of 1998 compared to the first quarter of 1997. This increase in net sales includes $9.9 million of net sales related to acquisitions which is offset by a $1.9 million decrease in net sales at other print facilities, primarily Indianapolis and San Francisco. Continuing declines in the computer book segment, due to higher utilization of electronic medium, is the major factor in San Francisco, while a temporary decrease in volumes with a single customer is the reason for reduced sales in Indianapolis.

   COST OF SALES -- Cost of sales expressed as a percent of sales decreased to 80.8% in the first quarter of 1998 from 82.8% in the year-ago quarter. Increased list paper prices, due to product mix variations, had a negligible effect resulting in a 0.3% decrease in overall material costs, expressed as a percent of sales, in the first quarter of 1998 compared to the year-ago quarter. Other manufacturing costs decreased 1.7% to 44.6% of sales in the first quarter of 1998 compared to the prior year first quarter. This reduction is the result of continuing manufacturing improvements and the assimilation of acquisitions into GAC's management systems.

   OPERATING EXPENSES -- As a percent of sales, operating expense increased from 12.7% in the first quarter of 1997 to 14.0% in the first quarter of 1998. Selling expenses, as a percent of sales, increased 1.8% to 10.6% in the first quarter of 1998 compared to the year ago period due to the addition of sales staff in our effort to increase market share. Administrative expenses as a percent of sales decreased 0.8% as a result of assimilating acquisitions and continuing efficiency improvements.


YEAR ENDED DECEMBER 31, 1997, COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     NET SALES -- Net sales for the High Impact Color Printing segment for the year ended December 31, 1997 increased $47.7 million (34.0%) compared to the year ended December 31, 1996. Net sales for GAC for the year ended December 31, 1997 declined 15.2% to $116.2 million. The reasons for this sales decline include the decision to pursue more profitable products and eliminate certain unprofitable work, high turnover in sales staff during 1996 resulting in the temporary loss of business from some significant accounts and a continuing trend in computer related companies to utilize electronic medium as opposed to printed manuals. Acquisitions completed during the year (Allied and Color Graphics) contributed $14.6 million to net sales during the year ended December 31, 1997. In addition SP, purchased in December 1996, had net sales of $57.2 million for the year ended December 31, 1997 compared to $3.3 million for the period owned during 1996. Average paper costs for the year ended December 31, 1997 compared to the year ended December 31, 1996 declined resulting in approximately a 1.0% decline in sales prices as the lower cost was passed through to customers.

     COST OF SALES -- Cost of sales expressed as a percent of net sales decreased to 81.4% in the year ended December 31, 1997, from 82.7% in the prior year. Paper costs expressed as a percent of sales declined to 30.6% for the year ended December 31, 1997 as compared to 33.3% for the year ended December 31, 1996. Average paper costs expressed as a percent of sales declined due to changes in product mix resulting from the acquisitions which are primarily sheetfed operations in addition to negotiated reductions in paper costs.

     OPERATING EXPENSES -- Expressed as a percent of sales, operating expenses increased to 13.2% for the year ended December 31, 1997 compared to 13.0% for the prior year. The $6.6 million increase in the year ended December 31, 1997 compared to the prior year is due to acquisitions during the years as operating expense for GAC declined $0.8 million (4.4%) as compared to the prior year.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     NET SALES -- Net sales increased $93.0 million from $47.4 million in the four months ended December 31, 1995 to $140.4 million for the year ended December 31, 1996. The majority of the increase is due to the fact that the 1996 figures include an entire year of GAC operations and the 1995 figures include only four months of operations. Also included in net sales for the year ended 1996 are sales of $3.3 million related to SP. Year to year, net sales at GAC decreased 8.1% in 1996 from 1995 (taking into account pre-acquisition sales), due to a competitive pricing environment. In response to this decline in sales price, GAC has targeted higher margin markets and is aggressively allocating sales resources to these markets. Another factor affecting the decline in sales dollars was the decrease in paper costs. Fluctuations in paper prices are generally passed on to customers as an integral part of the price of the product. As paper prices decreased in 1996, as compared to 1995, the sales prices also decreased.

     COST OF SALES -- The cost of sales decreased to 82.7% of sales for the year ended December 31, 1996 as compared to 83.6% for the four months ended December 31, 1995 indicating operating efficiencies realized. Gross margins decreased as a percentage of sales to 17.3% in 1996 from 18.9% in 1995 (taking into account pre-acquisition operations) as a result of the competition in major markets. Reductions in cost of sales were not large enough to offset the decline in sales. GAC has lowered gross margins to meet the competition and, as stated previously, it is concentrating its sales efforts on higher-margin product markets.

     OPERATING EXPENSES -- Operating expenses include selling and administrative expenses which increased, primarily, due to additional operating expenses as a result of the acquisition of GAC in August 1995. As a percentage of net sales, operating expenses declined which demonstrates GAC's ability to reduce these expenses in a competitive pricing environment. Improvements were made in the purchasing of supplies, employee headcounts, travel and entertainment expenses and spoilage.

   COMMERCIAL PRINTING

   The following table presents financial information with respect to the Commercial Printing segment. The results include those of the merged businesses described in Note 2 to the Supplemental Consolidated Financial Statements (accounted for under the pooling of interests method), except that the results of IPC Graphics are included with the new Business Communication Printing segment beginning January 1, 1998.

                                  QUARTER ENDED MARCH 31,                         YEAR ENDED DECEMBER 31,
                       --------------------------------------  ---------------------------------------------------------
                               1998                1997               1997                 1996                1995
                               ----                ----               ----                 ----                ----
(DOLLARS IN MILLIONS)    $            %     $             %    $              %    $              %    $             %

Net sales                 41.1     100.0      41.4     100.0   $ 176.4     100.0   $ 166.0     100.0   $ 162.1     100.0
Cost of sales             31.1      75.6      32.4      78.4     135.6      76.9     129.1      77.8     125.6      77.5
Operating expenses         7.3      17.8       7.4      17.8      30.1      17.0      27.6      16.6      27.3      16.9
Merger expenses            2.1       5.2        --        --        --        --        --        --        --        --
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Operating income        $  0.6       1.4    $  1.6       3.8   $  10.7       6.1   $   9.3       5.6    $  9.2       5.6
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

QUARTER ENDED MARCH 31, 1998 COMPARED TO THE QUARTER ENDED MARCH 31, 1997

   NET SALES -- Excluding the $2.6 million of net sales for IPC Graphics recorded in the first quarter of 1997, first quarter 1998 net sales for the Commercial Printing segment increased $2.3 million, or nearly 6%. The increase is attributed to additional revenue generated from Color Art's purchase of the assets and operations of GRW Printing Co. in the third quarter of 1997, higher sales generated from the printing of annual reports and sales generated from the purchase of a competitor's customer list in July 1997.

   COST OF SALES -- Cost of sales expressed as a percent of sales decreased to 75.6% in the first quarter of 1998 from 78.4% in the year-ago quarter.
IPC Graphics accounted for 0.5% of the decrease. Materials cost increased slightly by .3% of net sales due to nominal increases in paper costs. Labor costs declined 1.5%, as a percentage of net sales, during the 1998 quarter as compared with 1997, more than offsetting the increase in materials cost. Improved productivity during the first quarter of 1998 contributed to the reduction in labor costs as a percentage of sales.

   OPERATING EXPENSES -- Operating expenses include selling and administrative costs and exclude merger expenses which are separately stated. Excluding the effect of IPC Graphics, operating expenses decreased, as a percent of sales, from 17.8% in the first quarter of 1997 to 17.3% in the first quarter of 1998. Selling expenses, as a percent of sales, remained constant at 10.2% for both quarters. Consistent administrative expenses on an absolute basis accounted for the decline as a percentage of net sales as no significant changes in staff levels were made.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     NET SALES -- Net sales for the Commercial Printing segment for the year ended December 31, 1997 increased $10.4 million (6.3%) compared to the year ended December 31, 1996. A full year's worth of sales from acquisitions made in late 1996 in the short-run printing business contributed approximately $6.1 million to the growth in sales. Volumes with existing customers were generally higher in 1997 over 1996; however, 1997 sales were adversely impacted by approximately $5.0 million from the loss of the First USA account.

     COST OF SALES -- Cost of sales expressed as a percent of net sales decreased to 76.9% in the year ended December 31, 1997, from 77.8% in the prior
year.   Lower paper and ink costs, which were not passed on to the customers, resulted in a .6% decline in material costs, as a percentage of sales, to 33.4% in 1997. Additionally, improved labor utilization and lower outside service costs increased gross profit as a percentage of sales nearly a full 1.0% from 22.2% in 1996 to 23.1% in 1997.

     OPERATING EXPENSES -- Expressed as a percent of sales, operating expenses increased to 17.0% for the year ended December 31, 1997 compared to 16.6% for the prior year. This increase resulted from development costs for new products associated with the 1996 acquisitions and the customer list purchased in 1997, an increase in selling expenses reflecting the addition of five new sales representatives, and higher profit sharing expenses.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     NET SALES -- Net sales increased $3.9 million from $162.1 million for the year ended December 31, 1995 to $166.0 million for the year ended December 31, 1996. The increase is attributed to the generation of approximately $5.0 million in sales from a new account with First USA and improved penetration of existing accounts, reduced by the effect of a large, nonrecurring order in 1995 for approximately $2.0 million and tighter pricing due to competition.

     COST OF SALES -- The cost of sales increased to 77.8% of sales for the year ended December 31, 1996 as compared to 77.5% for the year ended December 31, 1995, due primarily to higher outside services from subcontractors for certain orders due to tight shipping schedules and expansion costs at one facility for sales commitments that did not materialize. Materials costs were down .5% as a percentage of net sales.

     OPERATING EXPENSES -- Operating expenses as a percentage of net sales declined from 16.9% in 1995 to 16.6% in 1996 due to lower profit sharing expenses and lower selling expenses.

   CORPORATE EXPENSES

     COST OF SALES - Certain equipment of the Company was sold as part of a sales/leaseback transaction in November 1996 and is accounted for as an operating lease. The Company classifies the excess of the operating lease expense over depreciation as a corporate expense in analyzing segment operations. The increased cost in the year ended December 31, 1997 is a result of the full year operating lease effect.

     OPERATING EXPENSES- Total operating expenses decreased by $0.6 million to $3.1 million in the first quarter of 1998 compared to $3.7 million in the first quarter of 1997. Operating expenses for the year ended December 31, 1997 increased $1.5 million compared to the year ended December 31, 1996. The Company includes amortization of the intangibles recorded in acquisitions in corporate operating expense in analyzing segment operations. The increase in amortization expense for the year ended December 31, 1997 was $0.3 million compared to the prior year. The Company also includes loss on disposal of assets in corporate operating expense. Loss on disposal of assets was $2.7 million for the year ended December 31, 1997 compared to $2.1 million in 1996. These losses were the result of equipment disposal and equipment idled due to replacement, as well as consolidation activities and losses on disposal of buildings also due to consolidation activities. Other operating expenses for the year ended December 31, 1997 increased 8.5% to $7.7 million compared to $7.1 million in 1996 primarily due to expanded treasury operations and increased accruals for performance incentive payments compared to 1996.

     INTEREST EXPENSE -- Interest expense increased $1.0 million in the first quarter of 1998 compared to the first quarter of 1997 primarily as a result of the issuance in November 1997 of the Convertible Subordinated Notes in the amount of $152.1 million. The first quarter 1998 interest expense of $1.9 million on the Convertible Subordinated Notes is offset by lower interest expense on bank borrowings attributable to lower average bank debt balances for the first quarter of 1998 compared to the year-ago period and lower average interest rates. The average outstanding bank debt (which includes the debt outstanding of the Commercial Printing Group) was approximately $118.4 million in the first quarter of 1998 compared to $170.4 million in the first quarter of 1997. The related average interest rate was 6.68% for the first quarter of 1998 compared to 8.36% for the first quarter of 1997. Immediately after the mergers with the Commercial Printing Group, approximately $37 million of debt having an average interest rate of 8.55% was paid-off by the Company.

   Interest expense for the year ended December 31, 1997 compared to the prior year decreased primarily as a result of lower average bank debt balances. The sale/leaseback transaction and the accounts receivable securitization program were initiated toward the end of 1996, as well as the restructuring of bank debt. In addition, in November 1997 the Company issued $152.1 million of convertible subordinated notes due in 2002 with interest payable at 5% per annum and used the proceeds to reduce bank debt which had a higher interest rate. The average interest rates on bank debt (which includes the debt outstanding of the Commercial Printing Group) for both 1997 and 1996 were approximately 8.0%. Interest expense for the year ended December 31, 1996 decreased from the prior year primarily due to the lower average interest rates.

     INTEREST EXPENSE - AMORTIZATION OF DEFERRED FINANCING COSTS - In the fourth quarter of 1997, the Company wrote off deferred financing costs of $6.1 million relating to bank debt which was repaid in November and accounted for as an extraordinary item. This event accounts for the decrease in the amortization of deferred financing costs in the first quarter of 1998 compared to the first quarter of 1997, as well as the decrease for the year ended December 31, 1997 from 1996. The amortization of deferred financing costs increased in the year ended December 31, 1996 compared to 1995 due to a full year amortization in 1996 of the deferred financing cost capitalized pursuant to the 1995 acquisitions.

     DISCOUNT ON SALE OF ACCOUNTS RECEIVABLE - This amount represents expenses related to the accounts receivable securitization program, including interest and associated utilization fees, initiated in November 1996. Under the five year agreement, the Company can sell, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum of $100.0 million. The average receivables sold under this agreement in the first quarter of 1998 were $44.3 million compared to $71.0 million in the first quarter of 1997, accounting for the decrease in expense in the first quarter of 1998. At December 31, 1997 and 1996, $72.0 million and $71.0 million had been sold under this agreement at a discount of 0.6% above the prevailing commercial paper rate plus fees. The full year effect is the primary reason for the increase in discount expense for the year ended December 31, 1997 compared to 1996.

     OTHER (INCOME) EXPENSE - Other (income) expense includes foreign exchange
(gain) loss, interest income, investment (gain) loss, non-capitalizable acquisition costs and other. The foreign exchange (gain) loss amounts were ($0.3) million, $0.3 million and $0.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income earned from the investment of excess funds in cash equivalents totaled $0.7 million, $0.2 million and $0.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.
Also included in other income in 1997 was a $0.8 million gain from the sale of stock that had been acquired in a failed acquisition attempt. Finally, in 1997, the Company recorded an $0.8 million expense related to costs for acquisitions which were not consummated.

     INCOME TAXES -- The effective tax rate for all periods was higher than the federal statutory rate due to state and provincial income taxes and certain goodwill amortization and a portion of the employee stock ownership contribution that are not tax deductible. The effective tax rate also reflects the impact of merging various Commercial Printing companies that had elected nontaxable status prior to the merger. See Notes 2 and 9 to the Supplemental Consolidated Financial Statements. For periods subsequent to the mergers, the Company expects its effective tax rate to be approximately 43%.

     LIQUIDITY AND CAPITAL RESOURCES

     HISTORICAL CASH FLOW -- Net cash used in operating activities was $1.0 million for the first quarter of 1998 as compared to $19.9 million provided by operating activities in the first quarter of 1997. This reduction in cash flow is attributable to a $14.0 million decrease in accounts receivables sold under the securitization program as bank debt was restructured and the Company had less need to sell accounts receivable. Capital expenditures totaled $14.0 million for the first quarter of 1998 as compared to $6.8 million for the first quarter of 1997. Acquisition costs totaled $140.9 million in the first quarter of 1998 compared to $0.2 million in the first quarter of 1997.

   Net cash flow provided by operating activities was $81.8 million, $152.8 million and $38.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash flow from operating activities in 1997 was negatively impacted by inventory valuation increases due to rising paper prices while 1996 was positively impacted by the sale of accounts receivable. Acquisitions required cash payments of $82.9 million, $64.3 million and $79.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. Other investing activities include capital expenditures which were $36.8 million, $22.0 million and $25.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The capital expenditures were offset by the proceeds of $2.3 million, $35.1 million and $3.8 million from the disposal of assets for the years ended December 31, 1997, 1996 and 1995, respectively (including $30.0 million in 1996 from the sale/leaseback transaction).

     DEBT OBLIGATIONS - In March 1998 the Company closed a new five-year unsecured line of credit for up to $300.0 million with the Bank of America, the lead agent for a syndicate of banks, at an interest rate of LIBOR plus a margin based on the Company's leverage ratio. The effective interest rate at March 31, 1998, was 5.375% and the available credit under this facility was $209.8 million. Bank borrowings, including outstanding debt of the Commercial Printing Group, at March 31, 1998, were $131.9 million compared to $167.2 million at March 31, 1997. The Company repaid approximately $37 million of debt of the Commercial Printing Group with an average interest rate of 8.55% immediately after the mergers. In November 1997 the Company issued $152.1 million of convertible subordinated notes due in 2002 with interest payable at 5% per annum. The notes are convertible at the option of the holder at any time and are convertible into shares of the Company's common stock at a conversion price of $19.00 per share. Proceeds were used to pay off outstanding amounts on the revolving credit facility and the term loan and these facilities were cancelled. Concurrently Supremex signed an unsecured demand note with a bank for $60.0 million at an interest rate of LIBOR plus 0.75% per annum. These proceeds were used to pay off Supremex's outstanding term loan which was also cancelled. The same bank has agreed to lend the Company up to an additional $40.0 million at the same interest rate and terms, which was drawn down in connection with the Poser acquisition in January 1998.

     SECURITIES OFFERING - In February 1998 the Company sold 4,864,600 shares of its Common Stock at a price of $19.625 per share through a group of underwriters led by Prudential Securities Incorporated. Proceeds from the sale of stock of $91.2 million were used for general corporate purposes. An additional $0.8 million in proceeds was received on the exercise of options in the first quarter of 1998. On November 13, 1997, the Company's shelf registration statement ("shelf") on Form S-3 was declared effective by the Securities and Exchange Commission. The shelf permits the Company to issue up to $300.0 million in debt securities, common stock, preferred stock or warrants over the two-year period following the effective date. The February 1998 stock offering and the Convertible Subordinated Notes were issued under the shelf registration statement and, at March 31, 1998, there was availability to issue another $52 million of securities under the shelf registration statement.

     CAPITAL REQUIREMENTS - The Company estimates that, based on current utilization of its equipment and expected volume growth at existing businesses it will spend $35.0 to $40.0 million per year on capital expenditures. In addition the Company expects to spend and capitalize approximately $7.0 to $9.0 million in 1998 and 1999 to upgrade its existing computer systems. The Company completed an assessment of all computer systems in 1997 addressing "Year 2000" among other issues. Management presently believes that with planned modifications to existing software in process and conversions to new software, as discussed above, the "Year 2000" issues will be mitigated. The estimated expense to modify existing software for "Year 2000" is not considered material.

     INFLATION - The effects of inflation have not been material to the Company. However, due to the competitive nature of its business, it may not always be able to pass on inflationary cost increases in the future.

     FOREIGN CURRENCY - The effects of foreign currency exchange have not been material to the Company to date. With the strengthening U.S. Dollar, the Company's foreign currency exposure currently relates to its Canadian operations. The average 1997 Canadian Dollar exchange rate was 0.72 USD while rates as of July 7, 1998 are in the 0.68 USD range. Net income provided by the Canadian operations for the year ended December 31, 1997 was USD $9.2 million.

     SEASONALITY AND ENVIRONMENT - The effects of seasonality and environmental matters had no material financial impact on the historical operations of the Company and are not expected to have a material effect on the Company's liquidity and capital resources.

RECENT DEVELOPMENTS

   ACQUISITIONS -- Acquisitions closed subsequent to March 31, 1998, are as follows:

     On April 8, 1998, the Company acquired substantially all the assets of Blue Line Envelope ("Blue Line"). Blue Line, located in Montreal, Quebec, is an envelope manufacturer for office products outlets and stationers in Canada with annual sales of $6 million.
     On April 20, 1998, the Company acquired the stock of South Press, Inc. ("South Press"). South Press is a high quality printer located in Dallas, Texas with annual sales of $12 million.
     On May 5, 1998, the Company acquired the stock of Century Index Corporation ("Century"). Century is a manufacturer of filing products located in Anaheim, California, with annual sales of $9 million.
     On May 11, 1998, the Company acquired substantially all of the assets of the International Paper label division ("IP Label"). IP Label located in Bowling Green, Kentucky, prints labels for consumer products and has annual sales of $30 million.
     On May 28, 1998, the Company acquired the stock of Anderson Lithograph ("Anderson"). Anderson is a leading high impact printer based in Los
Angeles, California with sales of $135 million annually.
     On June 1, 1998, the Company acquired the stock of Illinois Envelope,
Inc. ("IE"). IE is an envelope printing company located in Kalamazoo, Michigan with annual sales of $7 million.
     On June 23, 1998, the Company acquired substantially all of the assets of Gould Packaging, Inc. ("Gould"), a distributor of value-added mailing and shipping supplies based in Vancouver, WA. Gould had sales in 1997 of approximately $14 million.

     LABOR RELATIONS -- The Company has been negotiating union contracts with respect to three of its divisions, including GAC's Portland plant, which is operating under existing agreements unless and until the parties reach a legal impasse. No new agreement has been reached with respect to any of these plants. In order to mitigate the effect of a potential work stoppage, the Company has prepared a contingency plan for each of these locations. There can be no assurance, however, that the Company's preparations will prevent a material adverse effect on the Company's operations in the event of a protracted work stoppage.

     POSTAL RATE INCREASE -- The U.S. Postal Service announced proposed rate increases of approximately 4% for direct mail and 3% for first class mail. In addition, a 6% rate decrease was proposed for prepaid, courtesy reply envelopes. The proposed postal rate increases are significantly less than the cumulative rate of inflation since the last postal rate increases. Management does not anticipate that these postal rate increases will go into effect until late 1998 and, if implemented, does not anticipate the rate increases to negatively impact mail volume.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mail-Well, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Mail-Well, Inc. and Subsidiaries ("Company") as of December 31, 1997 and 1996, and the related supplemental consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement
schedules listed in the Index at Item 7(c).   These financial statements and
financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. The supplemental consolidated financial statements and financial statement schedules give retroactive effect to the mergers consummated by the Company, which have been accounted for as poolings of interests as described in Note 2 to the supplemental consolidated financial statements. We did not audit the financial statements of Color Art, Inc. and Subsidiaries which represent total assets of $31,414,000 and $26,470,000 as of December 31, 1997 and 1996; and total revenues of $76,099,000, $66,023,000, and $63,814,000 for each of the three years in the period ended December 31, 1997. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Color Art, Inc. and Subsidiaries for such periods, is based solely on the reports of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mail-Well, Inc. and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP

Denver, Colorado
July 10, 1998

                        INDEPENDENT AUDITORS' REPORT



Board of Directors
Color Art, Inc.
St. Louis, Missouri


We have audited the consolidated balance sheets of Color Art, Inc., an S Corporation, and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended (which are not included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Color Art, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Rubin, Brown, Gornstein & Co. LLP

St. Louis, Missouri
March 6, 1998 (Except for Notes 7
  and 13, which are dated May 15,
  1998 and May 22, 1998, respectively)

                               INDEPENDENT AUDITORS' REPORT


Board of Directors
Color Art, Inc.
St. Louis, Missouri




We have audited the consolidated balance sheets of Color Art, Inc.,an S Corporation, and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended (which are not included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Color Art, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Rubin, Brown, Gornstein & Co. LLP

St. Louis, Missouri
March 7, 1997 (Except for Note 7,
 which is dated March 24, 1997)

                           MAIL-WELL, INC. AND SUBSIDIARIES
                       SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                (DOLLARS IN THOUSANDS)

                                                                                                      DECEMBER 31,
                                                                                  MARCH 31,     ------------------------
                                                                                    1998           1997           1996
                                                                                 ---------      ---------      ---------
                                                                                 (UNAUDITED)
                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                      $  12,999      $  40,911      $  12,297
  Receivables, net                                                                  86,759         64,958         59,804
  Securitized interest in accounts receivable                                       42,598         22,319          9,505
  Accounts receivable-other                                                          8,425          8,082          8,277
  Income tax receivable, net                                                           --           2,225          3,575
  Inventories                                                                      105,251         86,268         76,552
  Deferred income taxes                                                              2,651          2,558          2,440
  Other current assets                                                               9,361          7,577          5,154
                                                                                 ---------      ---------      ---------
             Total current assets                                                  268,044        234,898        177,604

PROPERTY, PLANT AND EQUIPMENT, NET                                                 318,337        262,797        219,254
DEFERRED FINANCING COSTS, NET                                                        2,464          1,936         14,541
GOODWILL, NET                                                                      221,390        153,927        128,827
OTHER ASSETS, NET                                                                   19,472         17,853         11,760
                                                                                 ---------      ---------      ---------
TOTAL                                                                            $ 829,707      $ 671,411      $ 551,986
                                                                                 ---------      ---------      ---------
                                                                                 ---------      ---------      ---------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                               $  74,627      $  53,641      $  55,636
  Accrued compensation and vacation                                                 33,088         32,729         29,682
  Accrued interest                                                                   4,198          4,410          4,513
  Income taxes payable, net                                                            549             --             --
  Other current liabilities                                                         28,875         28,143         27,387
  Current portion of long-term debt and capital leases                              10,462         10,533         25,161
                                                                                 ---------      ---------      ---------
             Total current liabilities                                             151,799        129,456        142,379
ACCRUED PENSION COST                                                                 1,174          1,174          1,284
CAPITAL LEASES                                                                         291          3,128          3,616
LONG-TERM DEBT                                                                     364,799        327,229        234,224
DEFERRED INCOME TAXES                                                               29,381         29,299         23,713
OTHER LONG-TERM LIABILITIES                                                          5,723          5,805          3,359
                                                                                 ---------      ---------      ---------
             Total liabilities                                                     553,167        496,091        408,575
                                                                                 ---------      ---------      ---------
COMMITMENTS AND CONTINGENCIES (NOTE 6)
MINORITY INTEREST IN NON VOTING STOCK OF SUBSIDIARY                                  3,500          3,500            --
                                                                                 ---------      ---------      ---------
STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value; 25,000 shares authorized,
    none issued and outstanding                                                         --             --             --
  Common stock, $0.01 par value; 100,000,000 shares authorized,
    48,185,759 (unaudited), 43,042,959, and 43,644,029 shares
    issued at 1998, 1997 and 1996, respectively (including 3,896,544
    shares held by ESOP)                                                               482            430            436
  Paid-in capital                                                                  194,948        102,475         99,287
  Retained earnings                                                                 81,017         72,541         48,571
  Unearned ESOP compensation                                                        (2,357)        (2,406)        (2,896)
  Unrealized loss, net of taxes, on securitized interest in accounts receivable       (247)          (115)           (49)
  Cumulative foreign currency translation adjustment                                  (730)        (1,032)          (115)
  Pension liability adjustment, net of taxes                                           (73)           (73)          (110)
  Treasury stock-at cost; 1,366,224 shares at 1996                                     --             --          (1,713)
                                                                                 ---------      ---------      ---------
             Total stockholders' equity                                            273,040        171,820        143,411
                                                                                 ---------      ---------      ---------

TOTAL                                                                            $ 829,707      $ 671,411      $ 551,986
                                                                                 ---------      ---------      ---------
                                                                                 ---------      ---------      ---------

             See notes to supplemental consolidated financial statements.

                           MAIL-WELL, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL  CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                       -------------------------     ----------------------------------------
                                                           1998           1997           1997           1996           1995
                                                       ----------     ----------     ----------     ----------     ----------
                                                              (Unaudited)
NET SALES                                              $  318,734     $  253,440     $1,073,937     $  944,494     $  758,903

COST OF SALES
  Materials                                               130,914        103,666        436,052        406,893        347,290
  Labor and other                                          93,703         72,303        310,392        265,007        216,467
  Manufacturing                                            21,855         19,237         76,494         56,003         35,306
  Depreciation                                              6,455          5,080         21,590         21,602         16,215
  Waste recovery                                           (3,240)        (2,440)       (10,316)        (8,840)       (18,919)
                                                       ----------     ----------     ----------     ----------     ----------
             Total cost of sales                          249,687        197,846        834,212        740,665        596,359
                                                       ----------     ----------     ----------     ----------     ----------
GROSS PROFIT                                               69,047         55,594        239,725        203,829        162,544
                                                       ----------     ----------     ----------     ----------     ----------
OTHER OPERATING COSTS
  Selling                                                  24,473         19,415         82,255         71,503         56,155
  Administrative                                           19,704         16,155         64,140         56,062         46,389
  Amortization                                              1,802          1,163          4,783          4,347          3,047
  (Gain) loss on disposal of assets                          (478)           860          2,719          1,785            148
                                                       ----------     ----------     ----------     ----------     ----------
             Total other operating costs                   45,501         37,593        153,897        133,697        105,739
                                                       ----------     ----------     ----------     ----------     ----------
OPERATING INCOME                                           23,546         18,001         85,828         70,132         56,805
OTHER (INCOME) EXPENSE
  Interest expense-debt                                     6,485          5,466         22,328         30,555         30,840
  Interest expense-amortization of deferred
    financing costs                                            98            754          2,913          3,588          2,314
  Discount on sale of accounts receivable                     807          1,023          4,916            726            --
  Other (income) expense                                     (603)          (486)        (2,088)           478            152
                                                       ----------     ----------     ----------     ----------     ----------
INCOME BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEM                                        16,759         11,244         57,759         34,785         23,499
PROVISION FOR INCOME TAXES
  Current                                                   4,731          2,531         14,271          4,299          6,850
  Deferred                                                  2,495          1,861          8,512          9,328          1,268
                                                       ----------     ----------     ----------     ----------     ----------
INCOME BEFORE EXTRAORDINARY ITEM                            9,533          6,852         34,976         21,158         15,381
EXTRAORDINARY ITEM, NET OF TAX
 BENEFIT OF $3,814 and $1,608                                 --             --           6,100            --           2,412
                                                       ----------     ----------     ----------     ----------     ----------
NET INCOME                                             $    9,533     $    6,852     $   28,876     $   21,158     $   12,969
                                                       ----------     ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------     ----------

EARNINGS PER BASIC SHARE BEFORE
 EXTRAORDINARY ITEM                                    $     0.22     $     0.17     $     0.86     $     0.53     $     0.58
EXTRAORDINARY ITEM                                             --             --          (0.15)            --          (0.09)
                                                       ----------     ----------     ----------     ----------     ----------
EARNINGS PER BASIC SHARE                               $     0.22     $     0.17     $     0.71     $     0.53     $     0.49
                                                       ----------     ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------     ----------

EARNINGS PER DILUTED SHARE BEFORE
 EXTRAORDINARY ITEM                                    $     0.20     $     0.17     $     0.82     $     0.52     $     0.56
EXTRAORDINARY ITEM                                             --             --          (0.14)            --          (0.09)
                                                       ----------     ----------     ----------     ----------     ----------
EARNINGS PER DILUTED SHARE                             $     0.20     $     0.17     $     0.68     $     0.52     $     0.47
                                                       ----------     ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------     ----------

WEIGHTED AVERAGE SHARES - BASIC                            43,515         39,697         40,575         39,663         26,741
                                                       ----------     ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------     ----------

WEIGHTED AVERAGE SHARES - DILUTED                          53,717         40,558         43,027         40,449         27,580
                                                       ----------     ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------     ----------

            See notes to supplemental consolidated financial statements.

                           MAIL-WELL, INC. AND SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (IN THOUSANDS)


                                                          THREE MONTHS ENDED
                                                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                       -------------------------     ----------------------------------------
                                                           1998           1997           1997           1996           1995
                                                       ----------     ----------     ----------     ----------     ----------
                                                              (Unaudited)
CASH FLOWS FROM OPERATIONS
  Net income                                            $   9,533       $  6,852      $  28,876      $  21,158      $  12,969
  Adjustments to reconcile net income to
    cash provided by (used in) operations:
     Depreciation                                           6,455          5,080         21,590         21,602         16,215
     Amortization                                           1,900          1,917          7,696          7,935          5,361
     Accretion of original issue discount                     --             --             --             --           1,650
     Extraordinary loss on repurchase of
       deferred coupon notes - pre-tax                        --             --             --             --           4,020
     Extraordinary loss on early retirement
       of debt - pre-tax                                      --             --           9,914            --            --
     Deferred tax provision                                 2,495          1,861          8,512          9,328          1,268
     ESOP compensation expense                                719             68          2,614          1,973          1,612
    (Gain) loss on disposal of assets                        (478)           860          2,719          1,785            148
     Other                                                   (104)            (7)            38            533            193
     Changes in operating assets and liabilities,
      net of effects of acquired businesses:
       Receivables, including securitized interest
        in accounts receivable                            (33,891)        10,480         (1,637)        72,715         (5,261)
      Inventories                                          (4,954)        (3,348)            47         22,800          4,912
      Accounts payable                                      4,863             69         (5,340)           188         (6,991)
      Accrued interest                                       (212)        (1,638)          (103)          (320)           730
      Current income taxes                                     36            228         (1,268)         1,123         (1,841)
      Other working capital                                13,336         (2,681)         5,896          1,346          2,745
      Other assets and other long-term liabilities           (679)           177          2,277         (9,378)         1,185
                                                          -------        --------       -------        -------        -------

        Net cash provided by (used in)
           operating activities                              (981)        19,918         81,831        152,788         38,915
                                                          -------        --------       -------        -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition costs, net of cash acquired                (140,927)          (189)       (82,874)       (64,316)       (79,818)
  Capital expenditures                                    (14,011)        (6,838)       (36,838)       (22,039)       (24,977)
  Proceeds from sale of assets                                400            155          2,333         35,104          3,754
  Purchase of marketable securities                           --             --            (516)           --         (62,750)
  Sale of marketable securities                               100            --            ---             250         62,558
                                                          -------        --------       -------        -------        -------

        Net cash used in investing activities            (154,438)        (6,872)      (117,895)       (51,001)      (101,233)
                                                          -------        --------       -------        -------        -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash overdrafts                                              43         (1,473)          (236)         4,025          4,138
  Net proceeds from common stock issuance                  92,005            115          1,202            294         68,847
  Proceeds from issuance of convertible
    subordinated notes, net of issuance costs                 --             --         147,436            --             --
  Proceeds from long-term debt                             97,388          8,750        139,616        323,963        252,036
  Repayments of long-term debt and capital leases         (61,392)       (15,206)      (219,125)      (416,206)      (233,998)
  Debt issuance costs                                         --             --             --          (1,800)        (5,571)
  Repurchase of deferred coupon notes                         --             --             --               -        (19,712)
  Repurchase of stock by pooled entities                     (402)        (1,069)        (1,093)          (109)          (494)
  Dividends and distributions by pooled entities             (837)        (1,469)        (4,161)        (1,753)        (2,229)
                                                          -------        --------       -------        -------        -------

        Net cash provided by (used in)
           financing activities                           126,805        (10,352)        63,639        (91,586)        63,017
                                                          -------        --------       -------        -------        -------

           See notes to supplemental consolidated financial statements.

                          MAIL-WELL, INC. AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (IN THOUSANDS)

                                              THREE MONTHS ENDED
                                                 MARCH 31,                          YEAR ENDED DECEMBER 31,
                                          -------------------------    ------------------------------------------
                                             1998           1997           1997            1996          1995
                                          ----------    -----------    -----------     ----------      ----------
                                                  (UNAUDITED)
EFFECT OF EXCHANGE RATE
  CHANGES ON CASH                                702           (314)         1,039            (282)            6
                                            --------      ---------       --------        --------      --------
NET CHANGE IN CASH AND
  CASH EQUIVALENTS                           (27,912)         2,379         28,614           9,919           705

BALANCE AT BEGINNING OF PERIOD                40,911         12,297         12,297           2,378         1,673
                                            --------      ---------       --------        --------      --------

BALANCE AT END OF PERIOD                    $ 12,999      $  14,676       $ 40,911        $ 12,297      $  2,378
                                            --------      ---------       --------        --------      --------
                                            --------      ---------       --------        --------      --------

Supplemental disclosure of cash paid for:
  Interest                                  $  9,662      $  10,061       $ 22,818        $ 28,886      $ 28,027
  Income taxes                                 3,829          4,454         15,090           7,194         8,130
Stock issued for acquisitions                     --             --          6,018              --            --

             See notes to supplemental consolidated financial statements.

                          MAIL-WELL, INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (IN THOUSANDS)

                                                                                        UNEARNED                        TOTAL
                                              COMMON       PAID-IN      RETAINED          ESOP                      STOCKHOLDERS'
                                               STOCK       CAPITAL      EARNINGS      COMPENSATION        OTHER        EQUITY

BALANCE AT DECEMBER 31, 1994, AS
  PREVIOUSLY REPORTED                         $  184     $  22,439     $   2,743                      $  (1,713)    $  23,653
Adjustment for poolings of interests              47         1,430        18,648                                       20,125
                                              ------    ----------      --------                       --------      --------

BALANCE AT DECEMBER 31, 1994, AS RESTATED        231        23,869        21,391                         (1,713)       43,778
Issuance of common stock:
  In initial public offering                     150        69,850                                                     70,000
  Other                                           16         4,239                                                      4,255
Costs incurred from issuance of stock                       (5,823)                                                    (5,823)
Spin-off of division by pooled entity                                     (2,965)                                      (2,965)
Repurchase of stock by pooled entities            (1)         (493)                                                      (494)
Transfer of ESOP accounts                         38         5,171                     $  (3,674)                       1,535
Exercise of stock options                          2           413                                                        415
Change in unearned ESOP                                        645                           144                          789
Translation adjustments                                                                                     (20)          (20)
Pension liability adjustment                                                                               (211)         (211)
Distributions by pooled entities                                          (2,229)                                      (2,229)
Net income                                                                12,969                                       12,969
                                              ------    ----------     ---------       ---------      ---------     ---------

BALANCE AT DECEMBER 31, 1995                     436        97,871        29,166          (3,530)        (1,944)      121,999
Issuance of common stock                                       254                                                        254
Exercise of stock options                                       40                                                         40
Change in unearned ESOP                                      1,231                           634                        1,865
Translation adjustments                                                                                     (95)          (95)
Pension liability adjustment                                                                                101           101
Unrealized loss on investments                                                                              (49)          (49)
Repurchase of stock by pooled entities                        (109)                                                      (109)
Distributions by pooled entities                                          (1,753)                                      (1,753)
Net income                                                                21,158                                       21,158
                                              ------    ----------     ---------       ---------      ---------     ---------

BALANCE AT DECEMBER 31, 1996                     436        99,287        48,571          (2,896)        (1,987)      143,411
Issuance of common stock                           7         2,713                                                      2,720
Exercise of stock options                          2           199                                                        201
Retirement of treasury stock                     (14)       (1,699)                                       1,713             -
Change in unearned ESOP                                      2,322                           490                        2,812
Translation adjustments                                                                                    (917)         (917)
Pension liability adjustment                                                                                 37            37
Unrealized loss on investments                                                                              (66)          (66)
Distributions by pooled entities                                          (4,161)                                      (4,161)
Repurchase of stock by pooled entities
  and other                                       (1)         (347)         (745)                                      (1,093)
Net income                                                                28,876                                       28,876
                                              ------    ----------     ---------       ---------      ---------     ---------

BALANCE AT DECEMBER 31, 1997                     430       102,475        72,541          (2,406)        (1,220)      171,820
Issuance of common stock                          50        95,423                                                     95,473
Costs incurred from issuance of stock                       (4,268)                                                    (4,268)
Exercise of stock options                          2           798                                                        800
Change in unearned ESOP                                        702                            49                          751
Translation adjustments                                                                                     302           302
Unrealized loss on investments                                                                             (132)         (132)
Distributions by pooled entities                                            (837)                                        (837)
Repurchase of stock by pooled entities                        (182)         (220)                                        (402)
Net income                                                                 9,533                                        9,533
                                              ------    ----------     ---------       ---------      ---------     ---------
BALANCE AT MARCH 31, 1998 (UNAUDITED)         $  482    $  194,948     $  81,017       $  (2,357)     $  (1,050)   $  273,040
                                              ------    ----------     ---------       ---------      ---------     ---------
                                              ------    ----------     ---------       ---------      ---------     ---------

             See notes to supplemental consolidated financial statements.

                           MAIL-WELL, INC. AND SUBSIDIARIES
              NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


 I.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS - Mail-Well, Inc. and subsidiaries (collectively referred to as the "Company") is one of the largest printers in North America, manufacturing both envelopes and high impact color commercial products. Within envelope printing, the Company competes primarily in the consumer direct segment in which envelopes are designed and manufactured to customer specifications. In addition, the Company manufactures stock envelopes sold in the office products and merchant/printer markets. The Company is also a leading high impact commercial printer specializing in printing advertising literature, high-end catalogs, annual reports, calendars and computer instruction books and is recognized as an innovative provider of quality printed products to leading companies in the United States. The Company commenced operations on February 24, 1994 with the acquisition of the envelope businesses of Georgia-Pacific Corporation ("GP Envelope") and Pavey Envelope and Tag Corp. ("Pavey").

     PRINCIPLES OF CONSOLIDATION - The Company, headquartered in Englewood, Colorado, is organized under Colorado law and its common stock is traded on the New York Stock Exchange. Mail-Well I Corporation, a wholly-owned subsidiary of Mail-Well, Inc. conducts most of the business of Mail-Well, Inc. Mail-Well I Corporation, together with its subsidiaries, is the owner of the Company's operating assets and the borrower of the debt (exclusive of the Convertible Subordinated Notes). These financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated.

     INTERIM FINANCIAL INFORMATION - The supplemental interim financial information contained herein is unaudited and includes all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the information set forth. The results for interim periods are not necessarily indicative of results to be expected for the Company's fiscal year ending December 31, 1998. The Company believes that the supplemental interim financial information contained herein is representative of its financial position, its results of operations and its cash flows for the three months ended March 31, 1998 and 1997, taking into consideration the mergers discussed in Note 2.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents includes cash on hand, demand deposits, and short-term investments with original maturities of three months or less. The Company's domestic banking system provides for the daily replenishment of major bank accounts for check clearing requirements. Accordingly, outstanding checks that have not yet been paid by the banks at year end are reflected in accounts payable in the consolidated balance sheets.

     SECURITIZED INTEREST IN ACCOUNTS RECEIVABLE - The securitized interest in accounts receivable represents a retained interest in the accounts receivable sold and is recorded at fair market value.

     INVENTORIES - Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market and include the cost of materials, labor and manufacturing overhead.

     PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are recorded at cost. Replacements of major units of property are capitalized and the replaced properties are retired. Replacements of minor units of property and repair and maintenance costs are charged to expense as incurred.

     Depreciation for financial reporting purposes is calculated using the straight-line method based on the estimated useful lives of the respective assets, as follows:

               Land improvements                             25 years
               Buildings and building improvements        15-45 years
               Leasehold improvements                        15 years
               Machinery and equipment                       15 years
               Furniture and fixtures                      3-10 years
               Automobiles and trucks                         5 years
               Computers and software                       3-5 years

     Depreciation for tax purposes is calculated using accelerated methods. Upon retirement or disposition of assets, cost and accumulated depreciation are removed from the related accounts and any gain or loss is included in income.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     INTANGIBLE ASSETS - In connection with the issuance of both bank debt and public debt as well as in connection with acquisitions, the Company recorded certain intangible assets. The following schedule summarizes the amortization periods and amortization expense recorded in connection with the intangible assets (in thousands):


                                               USEFUL
          Amortization of:                      LIFE             1997            1996           1995
          Deferred Financing Costs           5-6 years       $  2,913        $  3,588       $  2,314
          Goodwill                            40 years          3,778           2,915          1,591
          Non-Competition Agreement            3 years            332           1,000          1,000
          Covenant Not to Compete              5 years            157             153            145
          Acquisition Costs and Other       5-21 years            516             279            311
                                                             --------        --------      ---------
          Total                                              $  7,696         $  7935       $  5,361
                                                             --------        --------      ---------
                                                             --------        --------      ---------

     IMPAIRMENT OF LONG-LIVED ASSETS - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the
     carrying amount of an asset may not be recoverable.   Recoverability is
     based on future net cash flows from the use of the asset. The Company recorded no adjustment for impairment of long-lived assets in 1995. In 1997 and 1996, respectively, the Company wrote off certain assets with a net book value of $1,200,000 and $1,014,000 which is included in the consolidated statements of operations in the loss on disposal of assets. The assets written off were operating assets which were no longer being utilized in production.

     STOCK SPLITS - In June 1997, the Company effected a 3:2 stock split of its common stock, and in May 1998, the Company declared a 2:1 stock split of its common stock effective June 10, 1998. All common stock, paid-in capital and earnings per share information has been retroactively restated to reflect these splits.

     OTHER COMPREHENSIVE INCOME-- Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Accordingly, components of other comprehensive income (loss) are as follows:


                                                                                 CURRENT
                                               BALANCE JANUARY 1               PERIOD CHANGE               BALANCE MARCH 31,
(IN THOUSANDS)                               1998            1997           1998           1997           1998          1997
                                                                                (UNAUDITED)                   (UNAUDITED)
Cumulative foreign currency
  translation adjustment                  $(1,032)         $ (115)        $  302          $(140)       $  (730)        $(255)
Pension liability adjustment,
  net of taxes                                (73)           (110)             0              0            (73)         (110)
Unrealized loss, net of taxes, on
  securitized interest in accounts
  receivable                                 (115)            (49)          (132)             0           (247)          (49)
                                          -------         -------        -------         ------        -------        ------
Accumulated other comprehensive
  income (loss)                           $(1,220)         $ (274)           170           (140)       $(1,050)        $(414)
                                          -------         -------                                      -------        ------
                                          -------         -------                                      -------        ------
Net income                                                                 9,533          6,852
                                                                         -------         ------
Comprehensive income                                                     $ 9,703         $6,712
                                                                         -------         ------
                                                                         -------         ------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     EARNINGS PER SHARE - In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings per share excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Similar to fully diluted earnings per share, diluted earnings per share reflects the potential dilution of securities that could share in the earnings.

     The Company has adopted SFAS 128 resulting in the restatement of earnings per share for all prior periods. The unallocated shares issued under the Employee Stock Ownership Plan are excluded from both the basic and diluted earnings per share calculations.


                                                                    INCOME           SHARES     PER-SHARE
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)               (NUMERATOR)     (DENOMINATOR)    AMOUNT
                                                                 -----------     -------------  -----------
          FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

          EARNINGS PER BASIC SHARE
          Income available to common stockholders                  $  9,533       43,515         $   0.22
                                                                                                 --------
                                                                                                 --------
          EFFECT OF DILUTIVE SECURITIES
          Stock options                                                  --        1,954
          Convertible Subordinated Notes                              1,083        8,003
          Other                                                          --          245
                                                                   --------     --------
          EARNINGS PER DILUTED SHARE
          Income available to common stockholders
            including assumed conversions                          $ 10,616       53,717         $   0.20
                                                                   --------     --------         --------
                                                                   --------     --------         --------
          FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

          EARNINGS PER BASIC SHARE
          Income available to common stockholders                  $  6,852       39,697         $   0.17
                                                                                                 --------
                                                                                                 --------
          EFFECT OF DILUTIVE SECURITIES
          Stock options                                                  --          813
          Other                                                          --           48
                                                                   --------     --------
          EARNINGS PER DILUTED SHARE
          Income available to common stockholders
            including assumed conversions                          $  6,852       40,558         $   0.17
                                                                   --------     --------         --------
                                                                   --------     --------         --------

          FOR THE YEAR ENDED DECEMBER 31, 1997

          EARNINGS PER BASIC SHARE
          Income available to common stockholders                  $ 34,976       40,575         $   0.86
                                                                                                 --------
                                                                                                 --------
          EFFECT OF DILUTIVE SECURITIES
          Stock options                                                  --        1,508
          Convertible Subordinated Notes                                476          834
          Other                                                          --          110
                                                                  ---------     --------
          EARNINGS PER DILUTED SHARE
          Income available to common stockholders
            including assumed conversions                          $ 35,452       43,027         $   0.82
                                                                   --------     --------         --------
                                                                   --------     --------         --------




                                                    25


                                       MAIL-WELL, INC. AND SUBSIDIARIES
                     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                                    INCOME           SHARES     PER-SHARE
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)               (NUMERATOR)     (DENOMINATOR)    AMOUNT
                                                                 -----------     -------------  -----------
          FOR THE YEAR ENDED DECEMBER 31, 1996

          EARNINGS PER BASIC SHARE
          Income available to common stockholders                  $ 21,158       39,663         $   0.53
                                                                                                 --------
                                                                                                 --------
          EFFECT OF DILUTIVE SECURITIES
          Stock options                                                 --           507
          Other                                                         --           279
                                                                   --------     --------
          EARNINGS PER DILUTED SHARE
          Income available to common stockholders
            including assumed conversions                          $ 21,158       40,449         $   0.52
                                                                   --------     --------         --------
                                                                   --------     --------         --------
          FOR THE YEAR ENDED DECEMBER 31, 1995

          EARNINGS PER BASIC SHARE
          Income available to common stockholders                  $ 15,381       26,741         $   0.58
                                                                                                 --------
                                                                                                 --------
          EFFECT OF DILUTIVE SECURITIES
          Stock options                                                  --          275
          Other                                                          --          564
                                                                   --------     --------
          EARNINGS PER DILUTED SHARE
          Income available to common stockholders
            including assumed conversions                          $ 15,381        27,580        $   0.56
                                                                   --------     ---------        --------
                                                                   --------     ---------        --------


     FOREIGN CURRENCY TRANSLATION - The financial statements include the results of Canadian operations which are translated from Canadian dollars, their functional currency, into U.S. dollars. The balance sheet is translated at the year end rate of exchange. Results of operations are translated at average rates prevailing during the year. The effects of translation at the balance sheet date are accumulated as the cumulative foreign currency translation adjustment in stockholders' equity.

     ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATION - Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   MERGERS WITH COMMERCIAL PRINTING COMPANIES

     Effective May 30, 1998, the Company completed its mergers with seven commercial printing companies through the exchange of common stock, which had a market value of $21.965 per share, as shown in the table below:


                                                         SHARES OF MAIL-WELL
       OPERATING COMPANY NAME                          COMMON STOCK EXCHANGED
       Color Art, Inc. ("Color Art")                        2,351,951 shares
       Accu-Color, Inc. ("Accu-Color")                        622,391
       Industrial Printing Company ("Industrial Printing")    570,161
       IPC Graphics, Inc. ("IPC Graphics")                    325,973
       United Lithograph, Inc. ("United Lithograph")          519,568
       French Bray, Inc. ("French Bray")                      538,040
       Clarke Printing, Co. ("Clarke Printing")               437,984


     The supplemental consolidated financial statements give retroactive effect to the mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of the financial statements for the period that includes the date of the mergers. The supplemental consolidated statements of changes in stockholders' equity reflect the accounts of the Company as if the additional common stock had been issued during all periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company included in the Company's 1997 Annual Report on Form 10-K.

     Color Art is a commercial printer with offices located in St. Louis and Osage Beach, Missouri, and also the operator of a short-run printing and graphics company through its subsidiary Graphic Links, LLC. Accu-Color, located in St. Louis, Missouri, is primarily a supplier of color separation and other graphic arts services to the printing and advertising industries.

     Industrial Printing is located in Toledo, Ohio and is engaged in the printing and selling of advertising pieces and labels, and general
     commercial printing.   IPC Graphics prints and sells advertising pieces,
     mailers and business forms from its facilities in Toledo, Ohio.

     United Lithograph provides commercial printing services to individuals and businesses located in the New England region from its offices in Somerville, Massachusetts. French Bray, located in Glen Burnie, Maryland, provides commercial, high quality, multi-color printing in the Mid-Atlantic region. Clarke Printing designs, manufactures and sells printed materials throughout Texas and Mexico.

     The companies listed above are hereafter collectively referred to as the Commercial Printing Group.

     Each of the mergers was negotiated and consummated as separate transactions and the separate mergers were not contigent upon each other. Except for French Bray and Clarke Printing, all of the above entities had elected Subchapter S corporation treatment for U.S. federal income tax purposes and, accordingly, did not pay U.S. federal income taxes. Subsequent to May 30, 1998, these companies will be included in Mail-Well's consolidated U.S. federal income tax return. In connection with the mergers, the Company also issued common stock to acquire the net assets (including the assumption of the debt associated with such assets) of certain related real estate ventures owned by shareholders of the commercial printing companies. The shares of the Company's common stock exchanged for real estate assets are included with the shares exchanged for the respective operating company in the table above. The results of operations and financial conditions of the real estate assets are reflected in the restated consolidated financial statements with significant intercompany transactions and balances eliminated.

     Each of the above transactions has been accounted for individually as a pooling of interests and, accordingly, the supplemental consolidated financial statements for the periods subsequent to February 24, 1994 (inception) have been restated to include the accounts of the Commercial Printing Group. Prior to the mergers, Industrial Printing's and IPC Graphics' fiscal year ended on September 30, United Lithograph's fiscal year ended on June 30 and French Bray's fiscal year ended on July 31. Accordingly, the accompanying financial statements include those financial statements of entities with different fiscal years restated on a calendar year basis. Additionally, the accompanying supplemental consolidated financial statements reflect certain minor adjustments to conform the accounting policies of the Commercial Printing Group with the Company's.

     There were no intercompany transactions between the Company and the Commercial Printing Group, although there were intercompany transactions among certain entities comprising the Commercial Printing Group which were not significant and have been eliminated in the supplemental consolidated financial statements.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In connection with the mergers, transaction costs incurred by the Commercial Printing Group of approximately $2.2 million were expensed during the first quarter of 1998 and included in administrative expenses. Up to an additional $0.8 million of merger related costs on behalf of the Company (which are required to be expensed in poolings) are expected to be recorded in the second quarter of 1998. These costs consist primarily of investment banking, legal and accounting fees.

     Net sales, income before extraordinary items and net income of the separate companies for the periods preceding the mergers were as follows:

                                                                                                              UNAUDITED
                                                                INCOME (LOSS)                   UNAUDITED     PRO FORMA
                                                                   BEFORE              NET      PRO FORMA      DILUTED
                                                      NET       EXTRAORDINARY        INCOME     NET INCOME     EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)             SALES          ITEMS            (LOSS)     (LOSS) (1)    PER SHARE
QUARTER ENDED MARCH 31, 1998 (UNAUDITED)(2)
  Mail-Well, Inc. as previously reported         $  274,705       $  9,510       $  9,510        $  9,510
  Color Art                                          18,199           (173)          (173)           (481)
  Accu-Color                                          3,036            215            215              47
  Industrial Printing                                 5,690            219            219              63
  IPC Graphics                                        2,960             45             45             (19)
  United Lithograph                                   5,532            (91)           (91)           (170)
  French Bray                                         5,756           (258)          (258)           (258)
  Clarke Printing                                     2,856             66             66              66
                                                -----------     ----------     ----------     -----------     -----------
      Combined                                   $  318,734       $  9,533       $  9,533        $  8,758       $   0.18
                                                -----------     ----------     ----------     -----------     -----------
                                                -----------     ----------     ----------     -----------     -----------

YEAR ENDED DECEMBER 31, 1997
  Mail-Well, Inc. as previously reported         $  897,560       $ 28,276       $ 22,176        $ 22,176
  Color Art                                          76,099          3,218          3,218           1,930
  Accu-Color                                         14,409          1,550          1,550             930
  Industrial Printing                                19,499            769            769             461
  IPC Graphics                                       10,429            405            405             243
  United Lithograph                                  21,232            502            502             301
  French Bray                                        23,353           (178)          (178)           (178)
  Clarke Printing                                    11,356            434            434             434
                                                -----------     ----------     ----------     -----------     -----------
      Combined                                   $1,073,937       $ 34,976       $ 28,876        $ 26,297        $   0.62
                                                -----------     ----------     ----------     -----------     -----------
                                                -----------     ----------     ----------     -----------     -----------

YEAR ENDED DECEMBER 31, 1996
  Mail-Well, Inc. as previously reported         $  778,524       $ 16,927       $ 16,927        $ 16,927
  Color Art                                          66,023          1,970          1,970           1,182
  Accu-Color                                         15,572            629            629             377
  Industrial Printing                                24,642            540            540             324
  IPC Graphics (3)                                    2,262             30             30              18
  United Lithograph                                  20,012            420            420             252
  French Bray                                        28,046            454            454             454
  Clarke Printing                                     9,413            188            188             188
                                                -----------     ----------     ----------     -----------     -----------
      Combined                                   $  944,494       $ 21,158       $ 21,158        $ 19,722        $   0.49
                                                -----------     ----------     ----------     -----------     -----------
                                                -----------     ----------     ----------     -----------     -----------

YEAR ENDED DECEMBER 31, 1995
  Mail-Well, Inc. as previously reported         $  596,803      $  10,373       $  7,961        $  7,961
  Color Art                                          63,814          1,945          1,945           1,167
  Accu-Color                                         16,315          1,431          1,431             858
  Industrial Printing                                26,002            880            880             528
  IPC Graphics (3)                                      --             --             --              --
  United Lithograph                                  19,796            149            149              89
  French Bray                                        26,603            329            329             329
  Clarke Printing                                     9,570            274            274             274
                                                -----------     ----------     ----------     -----------     -----------
      Combined                                   $  758,903      $  15,381      $  12,969       $  11,206        $   0.41
                                                -----------     ----------     ----------     -----------     -----------
                                                -----------     ----------     ----------     -----------     -----------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     (1) Unaudited pro forma net income reflects adjustments to net income to record an estimated provision for income taxes for each period presented assuming Color Art, Accu-Color, Industrial Printing, IPC Graphics and United Lithograph were tax paying entities.

     (2) Income (loss) amounts include aggregate merger expenses of the Commercial Printing Group totalling $2.2 million in the first quarter of 1998.

     (3) IPC Graphics was spun-off from Industrial Printing on October 1, 1996. The results of IPC Graphics prior to October 1, 1996 are included in the results of Industrial Printing, and the spin-off transaction has been eliminated in the Company's consolidated financial statements.

3.   ACQUISITIONS

     In June 1997, the Company acquired all of the outstanding shares of common stock of Griffin Envelope, Inc. ("Griffin"). Griffin, which is located in Seattle, Washington, manufactures and distributes envelopes in the northwestern United States. Annual sales for Griffin approximate $12 million.

     In July 1997, the Company acquired all of the outstanding shares of common stock of The Allied Printers ("Allied"). Allied, which is located in Seattle, Washington, is a high impact color printer servicing customers with sheet-fed printing needs. Annual sales for Allied approximate $17 million. The Company issued 73,062 shares of common stock in connection with this acquisition.

     In July 1997, the Company acquired all of the outstanding shares of common stock of Murray Envelope Corporation ("Murray"). Murray, which is located in Hattiesburg, Mississippi, manufactures envelopes primarily for sales through distributors in the southeastern and south central markets. Additionally, the Barkley division of Murray distributes filing products for the national market. Annual sales for Murray approximate $48 million. In connection with the acquisition, a subsidiary of the Company issued 220,472 shares of non-voting common stock. These shares are redeemable by the holder during the period from January 1, 1999 to February 1, 2000 for $3,500,000. Alternatively, the holder may convert these shares into an equal number of shares of the Company's common stock. This interest in the non-voting common stock of the subsidiary has been recorded as a minority interest in the consolidated balance sheet.

     In September 1997, the Company acquired substantially all of the assets of National Color Graphics, Inc. ("Color Graphics"). Color Graphics, located in Atlanta, Georgia, is a high-impact sheet-fed color printer with annual sales approximating $23 million.

     In October 1997, the Company acquired substantially all of the assets of Intertec Mailing Services ("Intertec"), a division of Intertec Publishing Corporation. Intertec, located in Nashville, Tennessee, is a direct mail service company with annual sales approximating $7 million.

     In December 1997, the Company acquired substantially all of the assets of the Cambridge, Maryland plant of Western Graphics Communications ("Cambridge"), a subsidiary of Golden Books Publishing, Inc. Cambridge is a commercial printer with annual sales approximating $33 million.

     On January 6, 1998, the Company acquired the stock of Poser Business Forms, Inc., ("Poser"). Poser is the second largest U.S. printer of custom business communications documents for the distributor market and has annual sales of $90 million. Poser, headquartered in Fairhope, Alabama, has a nation-wide network of 14 plants producing four-color process printing, labels, envelopes, loose-leaf products, laser cut-sheets and business forms. Poser also has two high-growth trademarked products, VersaSeal, a self-mailing system, and Security Guard, a line of documents with special security protection. This acquisition launches the Company in a new highly fragmented, growing operating segment.

     On March 3, 1998, the Company acquired substantially all of the assets of Rono Graphic Communications Co. and Hicks-Chatten Engraving Company ("Rono"). Rono is a printer specializing in high-quality posters, annual reports, advertising and point-of-purchase displays with $12 million in annual sales located in Portland, Oregon.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     On March 10, 1998, the Company acquired substantially all of the assets of the Lawson Mardon Packaging USA, Inc. label division subsequently renamed Mail-Well Label ("MW Label"). MW Label is the second largest supplier of glue-applied labels in North America, providing premium and conventional labels, in-mold labels, postcards and graphic services to the food, beverage and consumer household products markets. Headquartered in Toronto, Ontario, with plants in Montreal, Quebec; Leamington, Ontario; Baltimore, Maryland; and Sparks, Nevada, MW Label has annual sales of $81 million. This acquisition also launches the Company in a new highly fragmented segment of the printing industry.

     On March 27, 1998, the Company acquired the stock of Denver Forms Company ("Denver Forms"). Denver Forms is a business communications documents and specialty printing manufacturer based in Denver, Colorado with annual sales of $12 million.

     On March 27, 1998, the Company acquired the stock of the National Graphics Company ("Natl Graphics"). Natl Graphics is a forms distributor based in Denver, Colorado with annual sales of $8 million.

     On March 27, 1998, the Company acquired substantially all of the assets of EPX DENVER ("EPX"). EPX is a business communications documents and specialty printing manufacturer based in Denver, Colorado with annual sales of $4 million.

     On April 8, 1998, the Company acquired substantially all of the assets of Blue Line Envelope ("Blue Line"). Blue Line, located in Montreal, Quebec, is an envelope manufacturer for office products outlets and stationers in Canada with annual sales of $6 million.

     On April 21, 1998, the Company acquired the stock of South Press, Inc. ("South Press"). South Press is a high quality printer located in Dallas, Texas with annual sales of $12 million.

     On May 5, 1998, the Company acquired the stock of Century Index Corporation ("Century"). Century is a manufacturer of filing products located in Anaheim, California, with annual sales of $8 million.

     On May 11, 1998, the Company acquired substantially all of the assets of the International Paper label division ("IP Label"). IP Label, located in Bowling Green, Kentucky, prints labels for consumer products and has annual sales of $30 million.

     On May 28, 1998, the Company acquired the stock of Anderson Lithograph ("Anderson"). Anderson is a leading high impact printer based in Los Angeles, California with sales of $135 million annually.

     On June 1, 1998, the Company acquired the stock of Illinois Envelope, Inc. ("IE"). IE is an envelope printing company located in Kalamazoo, Michigan with annual sales of $7 million.

     On June 23, 1998, the Company acquired substantially all of the assets of Gould Packaging, Inc. ("Gould"), a distributor of value-added mailing and shipping supplies based in Vancouver, WA. Gould had sales in 1997 of approximately $14 million.

     The presentation below summarizes the purchase price including all adjustments made through December 31, 1997. These acquisitions have been accounted for as purchases and accordingly, the net purchase price of each acquisition was allocated to the various assets and liabilities according to their fair values as of the date of the respective purchase. The results of operations of each of the acquisitions have been included in the accompanying consolidated statements of operations from the date of the acquisition.

                                                                             CASH
                                                                              AND                      TOTAL
 (IN MILLIONS)                                    TYPE OF    MONTH           STOCK       DEBT        PURCHASE         GOODWILL
                                                  PURCHASE  ACQUIRED         PAID      ASSUMED         PRICE          RECORDED
 1995 ACQUISITIONS
 Supremex                                        Stock       July            $65.5      $  0.0       $   65.5      $    33.6
 Graphic Arts Center (GAC)                       Stock       August           82.6         0.0           82.6           37.6

 1996 ACQUISITIONS
 Quality Park Products (QPP)                     Assets      April            27.6         0.7           28.3            3.4
 Pac National Group (PNG)                        Assets      November         20.2         0.0           20.2            6.4
 Shepard Poorman (SP)                            Stock       December         18.9         0.8           19.7            7.9

                               MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                                                                            CASH
                                                                            AND                  TOTAL
          (IN MILLIONS)                         TYPE OF         MONTH      STOCK      DEBT       PURCHASE     GOODWILL
                                                PURCHASE       ACQUIRED     PAID    ASSUMED       PRICE       RECORDED
          1997 ACQUISITIONS
          Six acquisitions, as a group        Assets (3)    June, July,   $ 86.4     $ 0.6        $ 87.0       $ 32.7
                                              Stock (3)     September,
                                                            October and
                                                            December


     The following table presents the unaudited pro forma results of operations as if the Supremex, GAC, QPP, PNG and SP acquisitions and the initial public offering had occurred on January 1, 1995, and as if the six 1997 acquisitions had occurred on January 1, 1996. The summary pro forma results are based on assumptions and are not necessarily indicative of the actual results which would have occurred had these acquisitions occurred on January 1 of the year preceding the acquisition date, or of the future results of operations of the Company.


                                                    YEAR ENDED DECEMBER 31,
    (IN MILLIONS, EXCEPT PER SHARE)             1997         1996        1995
    Net sales                               $1,161.8    $ 1,193.6   $ 1,106.2
    Income before extraordinary item            35.0         17.9        15.9
    Extraordinary item                          (6.1)           -        (2.4)
    Net income                                  28.9         17.9        13.5
    Earnings per basic share:
          Income before extraordinary item  $   0.86   $     0.45   $    0.60
          Extraordinary item                   (0.15)           -       (0.09)
          Net income                            0.71   $     0.45   $    0.51
    Earnings per diluted share:
          Income before extraordinary item  $   0.82   $     0.44   $    0.58
          Extraordinary item                   (0.14)           -       (0.09)
          Net income                        $   0.68   $     0.44   $    0.49


4.   DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS


                                                MARCH 31,      DECEMBER 31,
(IN THOUSANDS)                                   1998       1997        1996
                                              (UNAUDITED)
INVENTORIES:
     Raw materials                           $  43,592   $  34,656   $  30,116
     Work in process                            15,047      12,428      10,804
     Finished goods                             49,995      42,132      38,299
                                             ---------   ---------   ---------
                                               108,634      89,216      79,219
     Reserve for obsolescence, loss and other   (3,383)     (2,948)     (2,667)
                                             ---------   ---------   ---------
Total                                       $  105,251   $  86,268   $  76,552
                                             ---------   ---------   ---------
                                             ---------   ---------   ---------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                             MARCH 31,         DECEMBER 31,
                                                                1998        1997         1996
    (IN THOUSANDS)                                          (UNAUDITED)
    PROPERTY, PLANT AND EQUIPMENT:
       Land and land improvements                            $  17,126   $  14,667    $  13,949
       Buildings and building improvements                      77,609      65,313       57,087
       Leasehold improvements                                   10,966       8,254        6,574
       Machinery and equipment                                 264,580     229,214      188,256
       Furniture and fixtures                                    7,065       7,747        6,132
       Automobiles and trucks                                    1,611       1,565        1,297
       Computers and software                                   17,525      17,141       12,321
       Construction in progress                                 19,784      10,435        6,576
                                                             ---------   ---------    ---------
                                                               416,266     354,336      292,192
       Less accumulated depreciation                           (97,929)    (91,539)     (72,938)
                                                             ---------   ---------    ---------
    Total                                                    $ 318,337   $ 262,797    $ 219,254
                                                             ---------   ---------    ---------
                                                             ---------   ---------    ---------

    RESERVES:
       Allowance for doubtful accounts receivable            $  (3,938)  $  (3,795)   $  (3,734)
       Accumulated amortization:
         Deferred financing costs                               (2,098)     (2,000)      (6,852)
         Goodwill                                              (10,398)     (9,030)      (5,442)
         Other intangibles included in other assets             (9,718)     (4,386)      (3,625)


5.  LONG-TERM DEBT

    Long term debt consists of the following (in thousands):


                                                   INTEREST RATE AT      MARCH 31,           DECEMBER 31,
                                                     MARCH 31, 1998         1998         1997        1996
                                                                        (UNAUDITED)
    Bank Borrowings:
       Unsecured line of credit,
        due March 31, 2003
         Mail-Well I Corporation                                         $      --    $      --   $      --
         Supremex                                          5.4%             90,238           --          --
       Revolving Credit Facility - Supremex                                     --           --         768
       Term Loans, due March 31, 2003
         Mail-Well I Corporation                                                --           --      70,000
         Supremex                                                               --           --      65,000
       Demand Note - Supremex                                                   --       55,393          --
    Senior Subordinated Notes, due 2004                   10.5%             85,000       85,000      85,000
    Convertible Subordinated Notes, due 2002               5.0%            152,050      152,050          --
    Other                                                                   47,475       44,709      37,626
                                                                         ---------    ---------   ---------
                                                                           374,763      337,152     258,394
    Less current maturities                                                 (9,964)      (9,923)    (24,170)
                                                                         ---------    ---------   ---------
    Long term debt                                                       $ 364,799    $ 327,229   $ 234,224
                                                                         ---------    ---------   ---------
                                                                         ---------    ---------   ---------


    Other long-term debt is comprised primarily of term debt with banks of the Commercial Printing Group with interest rates ranging from 7.5% to 12.5% at March 31, 1998. Immediately subsequent to the mergers described in Note 2, the Company repaid approximately $37 million of debt of the Commercial Printing Group.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    On March 18,1998, the Company closed a new bank facility totaling $300 million with Bank of America, the lead agent for its syndicate of banks. The new bank facility consists of a five-year unsecured line of credit. Proceeds from the unsecured line of credit were used to repay the Demand Note outstanding at December 31, 1997. Outstanding letters of credit on the Company's previous credit facility were $4.9 million at December 31, 1997.

    In November 1997, the Company issued $152,050,000 of Convertible Subordinated Notes (the "Notes") due in 2002 with interest payable at 5% per annum. The Notes constitute unsecured subordinated obligations of the Company. The Notes are convertible at the option of the holder into shares of the Company's common stock, par value $0.01 per share, at a conversion price of $19.00 per share at anytime prior to November 1, 2002. In addition, each holder of the Notes has the right to require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon, upon the occurrence of certain events constituting a change of control of the Company.

    The Company used the proceeds from the Notes to pay off outstanding amounts on the Revolving Credit Facility and the Mail-Well Term Loan (the "Facilities"). The Facilities were cancelled at the same time. Concurrently, Supremex signed an unsecured Demand Note with a bank for up to $60.0 million at an interest rate of LIBOR plus 0.75% per annum. The proceeds from the Demand Note were used to pay off Supremex's outstanding Term Loan; the Term Loan was also cancelled. The same bank agreed to lend the Company and Supremex up to an additional $40.0 million at LIBOR plus 0.75% per annum under a similar unsecured demand note arrangement which was drawn to pay for an acquisition which closed in the first week of fiscal year 1998.

    The indenture to the Senior Subordinated Notes contains certain restrictive covenants that, among other things and with certain exceptions, limit the ability of the Company to incur additional indebtedness, prepay subordinated debt, transfer assets outside of the Company, pay dividends or repurchase shares of common stock. In addition to these restrictions, the Company is required to satisfy certain financial covenants. Interest rate cap agreements were used to reduce the potential impact of increases in the rates on floating-rate long-term debt. At December 31, 1996, the Company was party to two interest rate cap agreements. No interest rate cap agreements were in place at December 31, 1997. Agreements for a notional value of $20.0 million provided an effective LIBOR interest rate cap of 8.5% and were cancelled in December 1997; agreements for a notional value of $35.0 million provided an effective LIBOR interest rate cap of 9.0% and were cancelled in December 1997. The agreements entitled the Company to receive from counterparties the amounts, if any, by which the Company's interest payments exceeded the interest rate caps.

    In 1996, the Company entered into foreign currency swap contracts with a third party to offset exposure to Canadian exchange rate fluctuations on its U.S. dollar denominated term loans. The foreign currency swap contracts were cancelled in November 1997.

    In 1997, the Company wrote off deferred financing costs of $6,100,000 (net of $3,814,000 of taxes) capitalized in connection with the bank debt which was repaid in November 1997. The write-off is shown as an extraordinary item in the statement of operations. In 1995, the Company repurchased all outstanding Deferred Coupon Notes at a total cost of $19,712,000. The Deferred Coupon Notes had a yield to maturity of 12.89% and were due February 15, 2006. In connection with this debt extinguishment the Company recognized an extraordinary loss of $2,412,000, net of taxes of $1,608,000.

    The aggregate annual maturities for all long-term debt during the fiscal years subsequent to December 31, 1997 are (in thousands):

    1998                                             $    9,923
    1999                                                  7,829
    2000                                                  5,492
    2001                                                  3,560
    2002                                                157,538
    2003 and thereafter                                 152,810
                                                     ----------
                                                     $  337,152
                                                     ----------
                                                     ----------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6.  COMMITMENTS AND CONTINGENCIES

    In November 1996, the Company entered into a five-year agreement whereby it can sell, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum of $100.0 million. At December 31, 1997 and 1996, $72.0 million and $71.0 million, respectively, had been sold (without recourse) under this agreement and the sale was reflected as a reduction of accounts receivable in the Company's consolidated balance sheets. The Company has retained a securitized interest in the accounts receivable of $22.3 million and $9.5 million at December 31, 1997 and 1996, respectively. The receivables were sold at a discount of 0.60% above the prevailing commercial paper rate plus certain other fees. The discount expense of $4.9 million and $0.7 million on the receivables sold has been recorded in the Company's statements of operations for the years ended December 31, 1997 and 1996, respectively.

    In November 1996, the Company refinanced certain equipment under a sale/leaseback arrangement. The equipment was sold for $30.0 million. The transaction was accounted for as a sale whereby the equipment was removed from the Company's financial statements. There was no significant gain or loss on the sale of the equipment. The equipment was then leased by the Company and was being accounted for as an operating lease where the lease payments were based upon LIBOR plus 2.0%. The total lease expense recorded in 1997 and 1996 was $4.3 million and $0.4 million, respectively. In 1997, the Company reacquired the equipment from the original lessor and sold and leased back such equipment from a new buyer-lessor. The purchase price from the old buyer-lessor and selling price to the new buyer-lessor approximated its then fair market value ($27.6 million). The new leaseback is classified as an operating lease and lease payments are based on LIBOR plus 0.75%. At the end of the five year lease term, the Company may either
    (i) purchase the equipment for $16.0 million, (ii) sell the equipment on behalf of the lessor for a selling price of no less than $13.2 million or
    (iii) return the equipment to the lessor. If the Company elects to return the equipment to the lessor at the end of the lease term, the Company has guaranteed a residual value of $13.2 million for the benefit of the lessor.

    The Company leases various office, warehouse and manufacturing facilities under operating leases. Minimum annual lease commitments at December 31, 1997 were as follows (in thousands):

    1998                                              $  17,893
    1999                                                 17,895
    2000                                                 16,304
    2001                                                 14,620
    2002                                                 13,032
    2003 and thereafter                                  13,211
                                                      ---------
    Total                                             $  92,955
                                                      ---------
                                                      ---------

    Lease expense for the years ended December 31, 1997, 1996 and 1995 was $17,301,000, $6,890,000 and $5,081,000, respectively.

    Property, plant and equipment under capital lease totals $5,640,000 and $5,660,000 at December 31, 1997 and 1996, respectively. Related accumulated depreciation is $2,297,000 and $1,661,000 at December 31, 1997 and 1996, respectively. Capital lease obligations as of December 31, 1997 are as follows (in thousands):

    Capital lease obligations                          $  5,898
    Less:  interest                                      (2,160)
                                                       --------
    Total principal obligations                           3,738
    Less:  current maturities                              (610)
                                                       --------
    Long-term capital lease obligations                $  3,128
                                                       --------
                                                       --------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    Total capital lease obligations during the fiscal years subsequent to December 31, 1997 are as follows (in thousands):

    1998                                               $  1,010
    1999                                                    687
    2000                                                    457
    2001                                                    403
    2002                                                    398
    2003 and thereafter                                   2,943
                                                       --------
    Total                                              $  5,898
                                                       --------
                                                       --------

    The Company is involved in various lawsuits incidental to its businesses. In management's opinion, an adverse determination against the Company relating to these suits would not be material to the consolidated financial statements. In the case of administrative proceedings related to environmental matters involving governmental authorities, management does not believe that any imposition of monetary sanctions would be material.


7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following is a comparison of the fair value and carrying value at December 31, 1997 and 1996 of the Company's financial instruments (in thousands):

                                                     1997                          1996
                                              FAIR       CARRYING           FAIR       CARRYING
                                             VALUE          VALUE          VALUE          VALUE
     Financial assets
       Cash and cash equivalents         $  40,911      $  40,911      $  12,297      $  12,297
       Receivables (trade)                  64,958         64,958         59,804         59,804
       Investment in accounts receivable
         securitization                     22,319         22,319          9,505          9,505
       Foreign currency swap contracts           -              -            161            161
     Financial liabilities
       Revolving credit loans                    -              -            768            768
       Term loans                                -              -        135,000        135,000
       Demand note                          55,393         55,393              -              -
       Capital leases                        3,738          3,738          4,607          4,607
       Senior subordinated notes            91,163         85,000         84,575         85,000
       Convertible subordinated notes      185,501        152,050              -              -

     CASH AND CASH EQUIVALENTS AND RECEIVABLES - The carrying value of cash and cash equivalents and receivables approximates fair value due to the short term maturities of these investments.

     INVESTMENT IN ACCOUNTS RECEIVABLE SECURITIZATION -   The fair value of the
     investment in accounts receivable securitization is based on discounting expected cash flows at rates currently available to the Company for instruments with similar risks and maturities.

     LONG-TERM DEBT - The fair value of the Company's long term debt to banks is based on quoted interest rates for borrowings of similar quality and terms. The fair value of the senior subordinated notes and the convertible subordinated notes is based upon quoted market prices. The fair value of
     capital leases is based on lease arrangements with similar terms.   The
     fair value of other long-term debt excluded from the table above (consisting primarily of term debt of the pooled Commercial Printing Group businesses) was estimated using the incremental borrowing rate for each company for debt of the same remaining maturities. The fair values approximated the carrying amounts of $44,709,000 and $37,626,000 as of December 31, 1997 and 1996, respectively.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     FOREIGN CURRENCY SWAP CONTRACTS - Fair values reflect the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date based on quoted market prices of comparable contracts.

     CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographic areas. As of December 31, 1997 and 1996, the Company had no significant concentrations of credit risk as the largest customer's receivable balance was less than 2.1% and 5.1% of total receivables, respectively.

8.   STOCKHOLDERS' EQUITY AND STOCK OPTION PLAN

     INITIAL PUBLIC OFFERING - On September 21, 1995, the Company completed an initial public offering of 15,000,000 shares of common stock at $4.67 per share. The net proceeds of the offering, after underwriting commissions and expenses, were approximately $64.4 million; the net proceeds were used to repay bank indebtedness and repurchase the remaining Deferred Coupon Notes.

     SECURITIES OFFERING - On November 13, 1997, the Company's shelf registration statement ("shelf") on Form S-3 was declared effective by the Securities and Exchange Commission. The shelf permits the Company to issue up to $300.0 million in debt securities, common stock, preferred stock or warrants over the two-year period following the effective date.

     On February 11, 1998, the Company completed the sale of 6,000,000 shares of its common stock at a price of $19.625 per share through a group of underwriters led by Prudential Securities Incorporated. Of these shares, 4,864,600 were sold by the Company and 1,135,400 were sold by a group of shareholders. Proceeds from the sale of common stock by the Company of $91.2 million, net of underwriting discounts and commissions, were used for general corporate purposes. The February 1998 stock offering and the Convertible Subordinated Notes were issued under the shelf registration statement and, at March 31, 1998, there was availability to issue another $52 million of securities under the shelf registration statement.

     AUTHORIZED CAPITAL STOCK - At the Company's annual meeting on April 29, 1998, the shareholders approved an amendment to the Articles of Incorporation to increase the number of shares of common stock authorized for issuance to a total of 100,000,000 shares.

     PREFERRED STOCK - The Company has authorized 25,000 shares of $0.01 par value preferred stock. No shares have been issued at March 31, 1998, December 31, 1997 or 1996.

     STOCK OPTION PLAN - During 1994, the board of directors approved the adoption of the 1994 Stock Option Plan (the "1994 Plan") which provided for the grant of options to purchase up to 1,065,750 shares of Company common stock to directors and key employees selected by the compensation committee of the board of directors. During 1995, the board of directors increased the number of options under the stock option plan by 852,600 to 1,918,350. Stock options which are cancelled may be reissued. At December 31, 1997, 77,092 stock options are eligible to be issued under this plan. The stock options granted in 1995 and 439,500 of the stock options granted in 1996 vest over a four year period and expire over a maximum period of ten years from the grant date. During 1995, the board of directors approved the adoption of the 1996 Directors Stock Option Plan and 42,000 stock options were granted in 1996 to directors of the Company. These stock options are exercisable six months after the date of grant and expire ten years from the grant date or upon termination of directorship.

     During 1997, 513,000 stock options were granted under the 1994 Plan of which 498,000 stock options vest over a five year period and expire over a maximum period of ten years from the grant date. The remaining 15,000 stock options vest over a four year period and expire over a maximum period of ten years from the grant date. Also during 1997, 36,000 stock options were granted under the 1996 Directors Stock Option Plan to directors of the Company. These stock options are exercisable six months after the date of grant and expire ten years from the grant date or upon termination of directorship.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     During 1997, the board of directors approved the adoption of the 1997 Non-Qualified Stock Option Plan (the "1997 Plan") which provided for the grant of options to key employees and affiliates selected by the compensation committee to purchase up to 1,950,000 shares of Company common stock. During 1997, 1,110,402 stock options were granted under the 1997 Plan of which 1,096,002 stock options vest over a five year period and expire over a maximum period of ten years from the grant date. The remaining 14,400 stock options were granted to Company directors. These stock options are exercisable six months after the date of grant and expire ten years from the grant date or upon termination of directorship.

     Also in 1997, the board of directors approved the adoption of the Allied Acquisition Non-Qualified Stock Option Plan (the "Allied Plan") which provided for the grant of options to key employees of Allied to purchase of up to 124,800 shares of Company common stock. During 1997, 124,800 stock options were granted under the Allied Plan. These options vest over a four year period and expire over a maximum period of ten years from the grant date.

     On February 4, 1998, the Company's Board of Directors adopted a non-qualified stock option plan (the "1998 Plan") for key employees and directors authorizing future grants of stock options to purchase up to 1,000,000 shares of the Company's common stock. The 1998 Plan will be administered by the Compensation Committee of the Board, and key employees and directors of the Company and its affiliates may receive options as determined by the committee in its discretion. The exercise price of options granted under the 1998 Plan shall not be less than 100% of the fair market value of the Company's common stock on the date of the grant.

     On the grant date, all options had an exercise price equal to or greater than the fair market value of the Company's common stock. The following is a summary of the Company's stock option activity:

                                                                                            WEIGHTED
                                                                                             AVERAGE        WEIGHTED
                                                                                            REMAINING       AVERAGE
                                                                             EXERCISE      CONTRACTUAL      EXERCISE
                                                           OPTIONS             PRICE           LIFE           PRICE
     1995
     Granted                                            1,001,558         $1.32 -  $2.58                      $1.53
     Exercise                                            (160,926)            $2.58                           $2.58
     Canceled or forfeited                                 (7,674)            $1.32                           $1.32
                                                        ---------

       Outstanding, December 31, 1995                     832,958         $1.32 -  $1.43     8.8 years        $1.33

     1996
     Granted                                              481,500         $3.01 -  $3.74                      $3.67
     Exercised                                            (30,258)            $1.32                           $1.32
     Canceled or forfeited                                 (7,674)            $1.32                           $1.32
                                                        ---------

       Outstanding, December 31, 1996                   1,276,526         $1.32 -  $3.74     9.2 years        $2.21

     1997
     Granted                                            1,784,202         $6.17 - $13.69                      $7.29
     Exercised                                           (144,986)        $1.32 -  $3.74                      $1.42
     Canceled or forfeited                                (88,272)        $1.32 -  $3.74                      $1.49
                                                        ---------

       Outstanding, December 31, 1997                   2,827,470         $1.32 - $13.69     8.9 years        $5.48
                                                        ---------
                                                        ---------

       Vested and exercisable at December 31, 1996        219,974         $1.32 -  $3.74                      $1.65
                                                        ---------
                                                        ---------

       Vested and exercisable at December 31, 1997        424,896         $1.32 -  $9.50                      $3.05
                                                        ---------
                                                        ---------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The following table summarizes information about stock options outstanding at December 31, 1997:


                                 OPTIONS              WEIGHTED         WEIGHTED
                              OUTSTANDING AT          AVERAGE          AVERAGE          OPTIONS VESTED
          RANGE OF             DECEMBER 31,          REMAINING         EXERCISE        AT DECEMBER 31,         WEIGHTED AVERAGE
      EXERCISE PRICES;             1997;                LIFE;           PRICE;               1997;             EXERCISE PRICE

     $  1.32 - $ 3.74       1,043,268              7.9 years             $  2.38             374,496                  $  2.19
     $  6.17 - $ 7.00       1,575,000              9.2 years             $  6.64                   -                        -
     $  9.11 - $10.50          75,402              9.4 years             $  9.57              50,400                  $  9.50
     $ 13.54 - $13.69         133,800              9.5 years             $ 13.68                   -                        -
                            ---------                                                        -------

     $  1.32 - $13.69       2,827,470              8.9 years             $  5.48             424,896                  $  3.05
                            ---------                                                        -------
                            ---------                                                        -------



     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock option plans. Accordingly, no compensation cost has been recognized. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") was issued and, if fully adopted by the Company, would change the method for recognition of cost. Under SFAS 123, compensation expense is based upon the fair value of each option at the date of grant using an option-pricing model that takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option. Had compensation expense been determined based on the guidance in SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The weighted average fair values of options granted in 1997, 1996 and 1995 were $3.83, $1.72 and $0.58, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants:

                                          DIVIDEND       EXPECTED       RISK FREE       EXPECTED
                                           YIELD        VOLATILITY    INTEREST RATE       LIFE
     March 1, 1995 Options                  0%             33%            7.2%        5 and 6 years
     May 8, 1996 Options                    0%             38%            6.2%              4 years
     October 1, 1996 Options                0%             44%            6.7%        5 and 6 years
     1997 Options                           0%             54%            5.4%              5 years

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



     The following table presents the pro forma effect of applying SFAS 123:
                                                     1997                           1996                          1995
                                          -----------------------       -----------------------       -----------------------
     (IN THOUSANDS, EXCEPT                   AS              PRO           AS              PRO           AS              PRO
     PER SHARE AMOUNTS)                   REPORTED          FORMA       REPORTED          FORMA       REPORTED          FORMA
     Income before
       extraordinary item                $  34,976      $  33,852      $  21,158      $  20,956      $  15,381      $  15,317
     Extraordinary item                      6,100          6,100              -              -          2,412          2,412
     Net income                             28,876         27,752         21,158         20,956         12,969         12,905

     Income per basic share
       before extraordinary item         $    0.86      $    0.83      $    0.53      $    0.53      $    0.58      $    0.57
     Net income per  basic share         $    0.71      $    0.68      $    0.53      $    0.53      $    0.49      $    0.48
     Income per diluted share
       before extraordinary item         $    0.82      $    0.80      $    0.52      $    0.52      $    0.56      $    0.56
     Net income per diluted share        $    0.68      $    0.66      $    0.52      $    0.52      $    0.47      $    0.47

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

9.   INCOME TAXES

     Taxes are based on income before income taxes and extraordinary item for the years ended December 31, as follows:

     (IN THOUSANDS)                1997           1996           1995
     Domestic                  $  42,677      $  26,448      $  20,319
     Foreign                      15,082          8,337          3,180
                               ---------      ---------      ---------
                               $  57,759      $  34,785      $  23,499
                               ---------      ---------      ---------
                               ---------      ---------      ---------

     The provision (benefit) for income taxes consists of the following for the years ended December 31:

     (IN THOUSANDS)                 1997           1996           1995
     Current:
       Federal                  $  9,539       $  2,029       $  4,915
       Foreign                     3,335          2,138          1,563
       State                       1,397            132            372
                                --------       --------       --------

                               $  14,271       $  4,299       $  6,850
                                --------       --------       --------
                                --------       --------       --------

     Deferred:
       Federal                  $  5,298       $  6,968         $  904
       Foreign                     2,651          1,475           (207)
       State                         563            885            571
                                --------       --------       --------

                                $  8,512       $  9,328       $  1,268
                                --------       --------       --------
                                --------       --------       --------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Components of the Company's deferred tax assets and liabilities at December 31 are as follows:

     (in thousands)                                        1997           1996
      Deferred tax assets:
         Alternative minimum tax credit carryforwards    $ 5,541       $  5,751
         Net operating loss carryforwards                  1,032          4,377
         Compensation related accruals                     3,588            231
         Intangibles                                       3,386          3,501
         Miscellaneous accruals and reserves               1,853          3,524
         Accounts receivable and inventories               2,198          1,456
         Land basis differences                              620            625
         State tax credits                                    95              -
         Pension liability adjustment                         55             79
         Valuation allowance                                (288)        (1,038)
                                                          ------         ------

      Total deferred tax assets                           18,080         18,506
                                                          ------         ------
      Deferred tax liabilities:
         Property, plant and equipment                    40,466         34,629
         Deferred financing costs                             41          1,542
         Intangibles                                       3,825          3,022
         Prepaids and inventories                            489            586
                                                          ------         ------

      Total deferred tax liabilities                      44,821         39,779
                                                          ------         ------

      Deferred tax liability, net                        $26,741       $ 21,273
                                                         -------        -------
                                                         -------        -------

     The change in the valuation allowance from the prior year is due to an AMT carryforward purchased from SP for which the Company has removed the valuation allowance.

     The difference between the statutory federal income tax rate and the Company's effective income tax rate is summarized as follows:




                                                                    DECEMBER 31,
                                                       1997           1996           1995
     Statutory federal income tax rate                 35.0%          34.0%          34.0%
     State income tax, net of federal benefit           3.4            3.3            3.8
     Goodwill amortization                              1.5            1.8            0.5
     Employee stock ownership plan                      1.2            1.3            1.6
     Effect of pooled entities electing nontaxable
       status prior to the mergers                     (2.8)          (1.5)          (4.7)
     Other                                              1.1            0.3           (0.7)
                                                       ----           ----           ----
     Effective income tax rate                         39.4%          39.2%          34.5%
                                                       ----           ----           ----
                                                       ----           ----           ----

     At December 31, 1997, the following net federal operating loss and tax credit carryforwards are available. The Company is limited in the amounts of net operating loss carryforwards which may be used in any one year.


                                              OPERATING     EXPIRATION          TAX
     (in thousands)                             LOSSES         DATES          CREDITS
     Consolidated Company                      $      -                      $  3,462
     Acquired from Pavey                              -                           155
     Acquired from GAC                            2,663    2005 - 2009          1,203
     Acquired from SP                                 -                           721
                                               --------                      --------
     Total                                     $  2,663                      $  5,541
                                               --------                      --------
                                               --------                      --------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  BENEFIT PLANS

     U.S. PENSION PLANS - The Company sponsors three noncontributory defined benefit pension plans under collective bargaining agreements with unions representing certain employees in the U.S. The Company also has obligations under a noncontributory defined benefit plan, which was curtailed in 1994. The continuing plans provide for benefits based on either a percentage of pay or a dollar multiplier, and years of credited service. Pension costs are funded so as to meet minimum funding requirements under the Employee Retirement Income Security Act of 1974. Pension assets are invested primarily in bank common trust funds.

     Accumulated plan benefits for all plans exceed plan assets. The following table summarizes the funded status of the plans and the related amounts that are recognized in the consolidated balance sheets.

                                                               DECEMBER 31,
     (in thousands)                                         1997         1996
     Actuarial present value of benefit obligations:
       Vested benefit obligation                         $  5,392    $  4,306
       Nonvested benefit obligation                           806         617
                                                         --------    --------
       Accumulated benefit obligation                       6,198       4,923

     Effect of projected future compensation levels           373         267
                                                         --------    --------

     Projected benefit obligation for services
       rendered to date                                     6,571       5,190
     Less plan assets at fair value                         5,633       4,382
                                                         --------    --------

     Projected benefit obligation in excess of plan assets    938         808
     Unrecognized prior service costs                        (306)       (161)
     Unrecognized net gain                                    226           3
     Additional minimum liability                             316         222
                                                         --------    --------

     Accrued pension cost                                $  1,174    $    872
                                                         --------    --------
                                                         --------    --------

     The provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," require the recognition of an additional minimum liability for each defined benefit plan for which the accumulated benefit obligation exceeds plan assets. This amount has been recorded as a long-term liability with an offsetting intangible asset. Because the asset recognized may not exceed the amount of unrecognized prior service cost and transition obligation on an individual plan basis, the balance, net of tax benefits, is reported as a separate reduction of stockholders' equity.

                                                               DECEMBER 31,
     (in thousands)                                         1997         1996
     Minimum liability adjustment                        $    316    $    222
     Intangible asset                                         187          33
                                                         --------    --------
                                                              129         189
     Tax benefit                                               56          79
                                                         --------    --------

     Pension liability adjustment to stockholders'
       equity                                             $    73    $    110
                                                         --------    --------
                                                         --------    --------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Net pension expense for the plans included the following components:

     (in thousands)                                 1997      1996      1995
     Service cost                                 $  884    $  792    $  700
     Interest cost on projected benefit
       obligation                                    380       312       281
     Actual return on plan assets                   (802)     (557)     (426)
     Net amortization and deferral                   494       359       305
                                                  ------    ------    ------
     Net periodic pension cost                    $  956    $  906    $  860
                                                  ------    ------    ------
                                                  ------    ------    ------

     The significant assumptions used as of December 31 in computing the net pension expense and funded status information shown above are as follows:

                                                   1997      1996      1995
     Weighted average discount rate                7.25%      7.0%      7.0%
     Expected long-term rate of return on assets   8.75%      8.5%      8.5%
     Rate of compensation increase                  4.0%      4.0%      4.0%

     Certain other U.S. employees covered by union agreements are included in multi-employer pension plans to which the Company makes contributions in accordance with the contractual union agreements. Such contributions are made on a monthly basis in accordance with the requirements of the plans and the actuarial computations and assumptions of the administrators of the plans. Contributions to such multi-employer plans were $1,877,000, $989,000 and $385,000 for 1997, 1996 and 1995, respectively. Benefits and net asset data for these multi-employer pension plans for union employees are not available.

     CANADIAN PENSION PLANS - Supremex maintains four defined benefit pension plans covering certain salaried and hourly employees who have bargained for such benefits. During 1997, Supremex terminated one defined benefit plan. The 1996 amounts reflect the termination of the plan. Supremex's policy is to contribute annually at least the minimum amount required by law.
     Pension funds are invested primarily in mutual funds. The net assets available for benefits are $31,481,000 and $32,632,000 at December 31, 1997 and 1996, respectively. The actuarial present value of accumulated benefits related to the plans at December 31, 1997 and 1996 was $23,277,000 and $24,162,000, respectively. Included in the consolidated balance sheets at December 31, 1997 and 1996 are pension liabilities for the plans of $1,315,000 and $412,000, respectively.

     Net pension expense for the Supremex defined benefit pension plans included the following:

     (in thousands)                                 1997      1996      1995
     Service cost                              $     416  $    321    $  141
     Interest cost on projected benefit
       obligation                                  1,467       867       334
     Actual return on plan assets                 (2,476)   (1,014)     (377)
     Net amortization and deferral                  (463)      (93)       (7)
                                              ---------   -------    ------
     Net periodic pension cost (income)        $  (1,056)  $    81    $   91
                                              ---------   -------    ------
                                              ---------   -------    ------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The significant assumptions used as of December 31, 1997, 1996 and 1995 in computing net periodic pension expense and funded status information shown above are as follows:

                                                   1997      1996      1995
     Weighted average discount rate                 7.5%      8.5%      8.5%
     Expected long term rate of return on assets    9.0%      8.5%      8.5%
     Rate of compensation increase:                           5.0%      5.0%
        1997 - 1999                                 2.0%
        Thereafter                                  3.5%

     EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") - In 1994, the Company established an ESOP for certain U.S. employees. The ESOP borrowed monies from the Company to purchase 3,896,544 shares of Company common stock. These shares are held in trust and are issued to employees' accounts in the ESOP as the loan is repaid. The loan obligation of the ESOP is considered an unearned employee benefit expense and, as such, is recorded as a reduction of the Company's stockholders' equity. The Company's contributions to the ESOP are used to repay the loan principal and interest. Both the loan obligation and the unearned benefit expense are reduced by the amount of loan principal repayments made by the ESOP. Amounts charged to expense are based on the average market value of shares allocated to participants and were $2,614,000, $1,973,000 and $1,612,000 for the years ended December 31,
     1997, 1996 and 1995, respectively.

     At December 31, 1997 and 1996 the ESOP held the following shares of common stock:

                                                            1997         1996
     Shares allocated to participant accounts           2,019,312   1,236,348
     Shares committed to be allocated to participant
       accounts in connection with current year
       contribution                                       219,446     782,964

     Unallocated shares held for future years
       contributions                                    1,657,786   1,877,232
                                                        ---------   ---------
     Total                                              3,896,544   3,896,544
                                                        ---------   ---------
                                                        ---------   ---------

     The fair market value of the unallocated shares of common stock held for future contributions was $31,394,000 and $11,477,000 at December 31, 1997 and 1996, respectively.

     401(k) PLANS - The Company has several employee savings plans which are designed to qualify under Section 401(k) of the Internal Revenue Code. All U.S. salaried and non-union hourly employees who meet the eligibility requirements are covered under one of these plans. In addition, U.S. employees covered by union agreements where these benefits have been collectively bargained are also covered by one of these plans. Each of the plans allows eligible employees to make salary reduction contributions.
     The provisions of certain plans include mandatory or discretionary contributions by the Company. Amounts charged to expense in connection with Company contributions were $3,159,000, $2,765,000 and $2,718,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     INCENTIVE COMPENSATION - The Company has established Incentive Compensation Plans covering full time employees and executive officers of certain subsidiaries. The amount of incentive compensation is based on the consolidated results of the Company and on the results and performance measures of various subsidiaries. Compensation expense under these plans was $927,000, $1,268,000 and $1,312,000 for the years ended December 31,
     1997, 1996 and 1995, respectively. Prior to the mergers, certain businesses of the Commercial Printing Group maintained profit sharing plans. Aggregate compensation expense under these plans was $1,009,000, $1,064,000 and $1,165,000 for the years ended December 31, 1997, 1996 and
     1995, respectively.

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  SEGMENT INFORMATION

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company adopted SFAS 131 for the year ended December 31, 1997. The 1996 and 1995 information has been restated to conform to the 1997 presentation. Additionally, segment information for all periods has been restated to reflect the mergers of the Commercial Printing Group as discussed in Note 2.

     The Company's operating segments prepare separate financial information that is evaluated regularly by the Chief Operating Officer in assessing performance and deciding how to allocate resources. Corporate expenses include the costs of maintaining a corporate office. The Company does not allocate corporate overhead, interest (income) expense, amortization expense or income taxes by segment in assessing performance. Operating segments of the Company are defined primarily by product line and consist of Envelope Printing, High Impact Color Printing, Commercial Printing, Business Communication Printing and Label Printing. The latter two segments were added via acquisitions in the first quarter of 1998. The Canadian Envelope and United States Envelope segments print and manufacture envelopes designed to customer specifications. The High Impact Color Printing segment specializes in printing advertising literature, high-end catalogs, annual reports, calendars and computer instruction books. The separately managed Commercial Printing segment provides a broad range of printing and graphic arts services primarily to the advertising industry. Intersegment sales from 1995 through the first quarter of 1998 were insignificant. Segment information as of and for the three months ended March 31, 1998 and 1997, and as of and for the years ended December 31, 1997, 1996 and 1995 are presented below:

                                             MARCH 31,                          DECEMBER 31,
                                   -------------------------     ----------------------------------------
(IN THOUSANDS)                          1998          1997           1997           1996           1995
                                   -----------    ----------     ----------     ----------     ----------
                                        (UNAUDITED)
NET SALES:
  Envelope Printing:
    United States                  $  172,202     $  139,700    $  594,238      $  551,225     $  510,660
    Canada                             28,197         31,616       115,293          86,928         38,759
  High Impact Color Printing           48,684         40,716       188,029         140,371         47,384
  Commercial Printing (a)              41,069         41,408       176,377         165,970        162,100
  Business Communication Printing (a)  24,557            --            --              --             --
  Label Printing                        4,025            --            --              --             --
  Corporate                               --             --            --              --             --
                                    ---------      ---------    ----------       ---------      ---------
    Total                           $ 318,734      $ 253,440    $1,073,937       $ 944,494      $ 758,903
                                    ---------      ---------    ----------       ---------      ---------
                                    ---------      ---------    ----------       ---------      ---------
OPERATING INCOME (LOSS):
  Envelope Printing:
    United States                   $  17,361      $  14,644    $   62,329       $  54,656      $  50,995
    Canada                              4,495          4,269        19,883          13,784          5,797
  High Impact Color Printing            2,548          1,849        10,108           6,071            993
  Commercial Printing (a)                 602(b)       1,575        10,697           9,270          9,211
  Business Communication Printing (a)   1,701(b)         --            --              --              --
  Label Printing                          263            --            --              --              --
  Corporate                            (3,424)        (4,336)      (17,189)        (13,649)       (10,191)
                                    ---------      ---------    ----------       ---------      ---------
    Total                           $  23,546      $  18,001    $   85,828       $  70,132      $  56,805
                                    ---------      ---------    ----------       ---------      ---------
                                    ---------      ---------    ----------       ---------      ---------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                             MARCH 31,                          DECEMBER 31,
                                   -------------------------     ----------------------------------------
(IN THOUSANDS)                          1998          1997           1997           1996           1995
                                   -----------    ----------     ----------     ----------     ----------
                                        (UNAUDITED)
IDENTIFIABLE ASSETS:
  Envelope Printing:
    United States                   $ 466,497                   $  449,430      $  300,216     $  254,788
    Canada                            131,814                       95,202          98,777         75,503
  High Impact Color Printing          151,971                      142,008         126,936        115,336
  Commercial Printing (a)              80,900                       85,210          81,120         82,129
  Business Communication Printing (a)  87,631                          --              --             --
  Label Printing                       70,242                          --              --             --
  Corporate (c)                      (159,348)                    (100,439)        (55,063)        54,809
                                    ---------                   ----------       ---------      ---------
    Total                           $ 829,707                   $  671,411       $ 551,986      $ 582,565
                                    ---------                   ----------       ---------      ---------
                                    ---------                   ----------       ---------      ---------
DEPRECIATION AND AMORTIZATION:
  Envelope Printing:
    United States                   $   3,127      $   2,381    $    8,948       $   8,931      $   7,980
    Canada                                550            579         2,301           1,663            679
  High Impact Color Printing            1,748          1,524         3,282           4,310          1,182
  Commercial Printing                   1,904          1,771         7,337           6,873          6,564
  Business Communication Printing         245            --            --              --             --
  Label Printing                          161            --            --              --             --
  Corporate                               522            (12)        4,505           4,172          2,857
                                    ---------      ---------    ----------       ---------      ---------
    Total                           $   8,257      $   6,243    $   26,373       $  25,949      $  19,262
                                    ---------      ---------    ----------       ---------      ---------
                                    ---------      ---------    ----------       ---------      ---------
CAPITAL EXPENDITURES:
  Envelope Printing:
    United States                                               $   20,020       $  11,431      $  11,969
    Canada                                                           2,243           1,711            426
  High Impact Color Printing                                         2,436           5,600            521
  Commercial Printing                                               12,139           3,297         11,211
  Business Communication Printing                                      --              --             --
  Label Printing                                                       --              --             --
  Corporate                                                            --              --             850
                                                                ----------       ---------      ---------
    Total                                                       $   36,838       $  22,039      $  24,977
                                                                ----------       ---------      ---------
                                                                ----------       ---------      ---------

(a) Effective January 1, 1998, with the 1998 acquisition of Poser, the results of IPC Graphics were included in the Business Communication Printing segment. As of and for the year ended December 31, 1997, IPC Graphics had net sales of $10,429,000, operating income of $532,000 and identifiable assets of $5,437,000.

(b) Operating income (loss) includes first quarter 1998 merger expenses of $114,000 in the Business Communication Printing segment for IPC Graphics and $2,117,000 for the Commercial Printing segment.

(c) Corporate identifiable assets include inter-company balances and adjustments for the accounts receivable securitization and certain operating leases. This is done to reflect the return on assets employed within each segment on a consistent basis.

The operating losses for Corporate may be further explained as follows:

                                                 YEARS ENDED DECEMBER 31,
                                               ----------------------------
    (IN THOUSANDS)                               1997      1996      1995
                                               --------  --------  --------
    Corporate expenses                         $  7,707  $  7,136  $  7,334
    Operating lease expenses                      2,253       196       --
    Amortization                                  4,505     4,172     2,857
    Loss on disposal of assets                    2,724     2,145       --
                                               --------  --------  --------
       Corporate operating loss                $ 17,189  $ 13,649  $ 10,191
                                               --------  --------  --------
                                               --------  --------  --------

                           MAIL-WELL, INC. AND SUBSIDIARIES
         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


12. SUMMARY QUARTERLY FINANCIAL INFORMATION (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)


                                                                   QUARTERS ENDED
     1997                                      12/31/97       9/30/97        6/30/97        3/31/97
     Net sales                               $  291,229     $  278,794     $  250,474     $  253,440
     Gross profit                                66,363         60,778         56,990         55,594
     Income before extraordinary item            10,429          8,820          8,875          6,852
     Extraordinary item                          (6,100)             -              -              -
     Net income                                   4,329          8,820          8,875          6,852
     Earnings per basic share:
        Income per share before
          extraordinary item                 $     0.26     $     0.22     $     0.22     $     0.17
        Extraordinary item per share              (0.15)             -              -              -
        Net income per share                 $     0.11     $     0.22     $     0.22     $     0.17

     Earnings per diluted share:
        Income per share before
          extraordinary item                 $     0.23     $     0.21     $     0.21     $     0.17
        Extraordinary item per share              (0.13)             -              -              -
        Net income per share                 $     0.10     $     0.21     $     0.21     $     0.17


                                                                   QUARTERS ENDED
     1996                                     12/31/96       9/30/96        6/30/96        3/31/96
     Net sales                               $  242,666     $  242,702     $  223,841     $  235,285
     Gross profit                                55,701         53,688         47,882         46,558
     Net income                                   7,064          6,466          4,370          3,258
     Net income per basic share              $     0.18     $     0.16     $     0.11     $     0.08
     Net income per diluted share            $     0.17     $     0.16     $     0.11     $     0.08


(c)  FINANCIAL STATEMENT SCHEDULES AND EXHIBITS:


MAIL-WELL, INC. (PARENT-ONLY SUPPLEMENTAL FINANCIAL STATEMENTS) SCHEDULE I CONDENSED BALANCE SHEETS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

ASSETS                                                       DECEMBER 31,
                                                         1997           1996
CURRENT ASSETS
   Cash                                               $     256      $      45
   Other current assets                                     129            172
                                                      ---------      ---------
      Total current assets                                  385            217
INVESTMENT IN SUBSIDIARY                                319,603        141,191

INTANGIBLE ASSETS (net of accumulated amortization
  of $150 and $53)                                        4,772            256

OTHER ASSETS                                                155            129
                                                      ---------      ---------

TOTAL                                                 $ 324,915      $ 144,793
                                                      ---------      ---------
                                                      ---------      ---------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Payable to subsidiary                              $     542      $   1,381
   Other                                                    634              -
                                                      ---------      ---------
      Total current liabilities                           1,176          1,381

DEFERRED INCOME TAXES                                         -              1

CONVERTIBLE SUBORDINATED NOTES                          152,050              -
                                                      ---------      ---------

   Total liabilities                                    153,226          1,382

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY                                    171,689        143,411
                                                      ---------      ---------

TOTAL                                                  $324,915       $144,793
                                                      ---------      ---------
                                                      ---------      ---------

                     See notes to condensed financial statements.

MAIL-WELL, INC. (PARENT-ONLY SUPPLEMENTAL FINANCIAL STATEMENTS) SCHEDULE I CONDENSED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                               FOR THE YEAR ENDED DECEMBER 31,
                                                  1997      1996      1995
OTHER OPERATING COSTS
   Administrative                               $   172   $   109   $    64
   Amortization                                      97        19        19
                                                -------   -------   -------
      Total other operating costs                   269       128        83
                                                -------   -------   -------

OPERATING LOSS                                     (269)     (128)      (83)

OTHER (INCOME) EXPENSE
   Interest expense-debt                            634         -     1,650
   Interest expense-amortization of deferred
     financing costs                                  -         -        53
   Other (income) expense                            (4)       (1)        -
                                                -------   -------   -------
LOSS BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                               (899)     (127)   (1,786)

PROVISION FOR (BENEFIT FROM) INCOME TAXES
   Current                                            -         -        11
   Deferred                                           -         1      (554)
                                                -------   -------   -------

LOSS BEFORE EQUITY IN
   UNDISTRIBUTED EARNINGS OF SUBSIDIARY
   AND EXTRAORDINARY ITEM                          (899)     (128)   (1,243)

   Equity in undistributed earnings of
     subsidiary                                  29,775    21,286    16,624
                                                -------   -------   -------

INCOME BEFORE EXTRAORDINARY ITEM                 28,876    21,158    15,381

EXTRAORDINARY ITEM, NET OF TAX
  BENEFIT OF $1,608                                   -         -     2,412
                                                -------   -------   -------

NET INCOME                                      $28,876   $21,158   $12,969
                                                -------   -------   -------
                                                -------   -------   -------

                   See notes to condensed financial statements.

MAIL-WELL, INC. (PARENT-ONLY SUPPLEMENTAL FINANCIAL STATEMENTS) SCHEDULE I CONDENSED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                FOR THE YEAR ENDED DECEMBER 31,
                                                  1997        1996       1995
CASH FLOWS FROM OPERATIONS
   Net income                                   $ 28,876   $ 21,158   $ 12,969
   Adjustments to reconcile net income to
      cash provided by operations:
      Equity in undistributed earnings of
        subsidiary                               (29,775)   (21,286)   (16,624)
      Amortization                                    97         19         72
      Accretion of original issue discount             -          -      1,650
      Loss on repurchase of deferred coupon
        notes - pre-tax                                -          -      4,020
      Deferred tax provision (benefit)                 -          1       (554)
      Changes in operating assets and
        liabilities, net of effects of
        acquired businesses:
        Other working capital                        676        223     (3,822)
        Other assets                                 (26)      (129)         -
                                                --------   --------   --------
          Net cash used in operating
            activities                              (152)       (14)    (2,289)
                                                --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
      Investment in subsidiaries                (147,184)         0    (46,161)
                                                --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from common stock issuance           201         40     68,181
   Proceeds from issuance of convertible
     subordinated notes                          147,346          -          -
   Repurchase of deferred coupon notes                 -          -    (19,712)
                                                --------   --------   --------
          Net cash provided by financing
            activities                           147,547         40    48,469
                                                --------   --------   --------

INCREASE IN CASH                                     211         26         19
BALANCE AT BEGINNING OF PERIOD                        45         19          0
                                                --------   --------   --------

BALANCE AT END OF PERIOD                        $    256   $     45   $     19
                                                --------   --------   --------
                                                --------   --------   --------

Stock issued for acquisitions                   $  1,000   $      -   $      -

                     See notes to condensed financial statements.

MAIL-WELL, INC. (PARENT-ONLY SUPPLEMENTAL FINANCIAL STATEMENTS) SCHEDULE I CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
NOTES TO CONDENSED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION - The financial statements of Mail-Well, Inc. (the "Company") reflect the investment in Mail-Well I Corporation ("M-W Corp."), a wholly-owned subsidiary, using the equity method.

     INCOME TAXES - The provision (benefit) for income taxes is based on income recognized for financial statement purposes. Deferred income taxes are recognized for the effects of temporary differences between such income and that recognized for income tax purposes. The Company files a consolidated U.S. income tax return with M-W Corp.

2.   CONSOLIDATED FINANCIAL STATEMENTS

     Reference is made to the Supplemental Consolidated Financial Statements and related Notes of Mail-Well, Inc. and Subsidiaries included elsewhere herein for additional information.

3.   MERGER

     Effective May 30, 1998, the Company completed its mergers with several commercial printing businesses. Reference is made to Note 2 to the Supplemental Consolidated Financial Statements. Pursuant to the merger agreements, each of the Commercial Printing Group businesses was merged with a subsidiary of the Company in exchange for shares of the Company's common stock. Each of the mergers has been accounted for under the pooling of interests method and, accordingly, these parent-only financial statements have been restated to include the investment in the merged businesses.

4.   DEBT AND GUARANTEES

     Information on the debt of the Company is disclosed in Note 4 to the Supplemental Notes to Consolidated Financial Statements of Mail-Well, Inc. and Subsidiaries included elsewhere herein. The Company has guaranteed all debt of M-W Corp. ($145.5 million outstanding at December 31, 1997, including current maturities) and certain other obligations arising in the ordinary course of business. The aggregate amounts of M-W Corp.'s debt maturities for the five years following 1997 are: 1998 - $305,000; 1999 - $277,000; 2000 - $260,000; 2001 - $274,000; 2002 - $294,000; and
     $144,088,000 thereafter.

5.   DIVIDENDS RECEIVED

     No dividends have been received from M-W Corp. since the Company's inception. M-W Corp.'s ability to declare dividends to the Company is restricted by the terms of its bank credit agreements and the indenture relating to M-W Corp.'s Senior Subordinated Notes.

6.   EXTRAORDINARY ITEM

     In 1995, the Company repurchased all of its outstanding Deferred Coupon Notes at a total cost of $19,712,000. In connection with this debt extinguishment, the Company recognized an extraordinary loss of $2,412,000, net of taxes of $1,608,000.

                                      * * * * *

MAIL-WELL, INC. AND SUBSIDIARIES                                 SCHEDULE II
SUPPLEMENTAL VALUATION AND QUALIFYING ACCOUNTS (1)
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------


                                           FOR THE YEAR ENDED DECEMBER 31,
                                          1997           1996         1995
Balance at beginning of period        $  3,734        $  2,671     $  2,227
Charged to costs and expenses            1,454           2,590        1,203
Charged to other accounts (2)              909 (3)       1,236 (4)      801 (5)
Deductions (6)                          (2,302)         (2,763)      (1,560)
                                      --------        --------     --------
Balance at end of period              $  3,795        $  3,734     $  2,671
                                      --------        --------     --------
                                      --------        --------     --------


(1) Schedule has been restated to reflect the mergers of the Commercial Printing Group companies (see Note 2 to the supplemental consolidated financial statements included elsewhere herein) accounted for under the pooling of interests method.
(2)  Recoveries of accounts previously written off.
(3) Includes the beginning balances ($643) of the allowance for doubtful accounts for the companies acquired in 1997.
(4) Includes the beginning balances ($801) of the allowance for doubtful accounts for Quality Park Products, Inc., Pac National Group. and Shepard Poorman Communications Corporation.
(5) Includes the beginning balances ($718) of the allowance for doubtful accounts for Supremex, Inc. and Graphic Arts Center, Inc.
(6)  Accounts written off.

                                      SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        MAIL-WELL,  INC.
                                        (REGISTRANT)



                                        By: /s/  PAUL V. REILLY
                                           --------------------------------
                                        Paul V. Reilly
                                        President,
                                        Chief Operating Officer


Date:  July 15, 1998